UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 21, 2011

Dear Viacom Stockholders:

We are pleased to invite you to attend the Viacom Inc. 2011 Annual Meeting of Stockholders. The meeting will be held on Wednesday, March 16, 2011 at our corporate headquarters located at 1515 Broadway (enter on 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time.

At this year’s meeting, we will be electing 11 members of our Board of Directors, holding a non-binding advisory vote on the compensation of our named executive officers as described in the proxy statement, holding a non-binding advisory vote on the frequency of the stockholder vote on executive compensation and selecting our independent public accountants.

To help reduce costs and the environmental impact of printing the proxy materials, we encourage you to take advantage of electronic delivery by following the instructions in the proxy statement. Stockholders who do not receive electronically delivered or printed proxy materials will receive a Notice of Internet Availability of Proxy Materials in the mail that tells you how to:

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Access the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Transition Report on Form 10-K for the nine-month fiscal year ended September 30, 2010 through http://proxymaterials.viacom.com; and

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Submit your vote if you hold shares of Class A common stock. Class A common stockholders can submit their vote by telephone, the Internet or in person at the Annual Meeting. Class A holders will also find instructions on how to vote their shares on their proxy card or voting instruction card.

We appreciate your continued support of Viacom and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE	PHILIPPE P. DAUMAN
Executive Chairman of the Board of Directors and Founder	President and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

The Viacom Inc. 2011 Annual Meeting of Stockholders will be held on Wednesday, March 16, 2011 at Viacom’s corporate headquarters located at 1515 Broadway (enter at 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. At the meeting, we will consider:

1.	The election of the 11 director nominees identified in the proxy statement;

2.	The adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers, as described in the proxy statement under “Executive Compensation”;

3.	The selection, on an advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2011; and

5.	Such other business as may properly come before the meeting.

Holders of Class A common stock at the close of business on our record date of January 18, 2011 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

Holders of Class B common stock are not entitled to vote at the Annual Meeting, but are invited to attend the meeting and will receive the proxy materials for informational purposes.

National Amusements, Inc., which, as of our record date, beneficially owned approximately 79.6% of the shares of Class A common stock, has advised us that it intends to vote all of its shares of Class A common stock in accordance with the recommendations of the Board of Directors on each of the items of business identified above, which will be sufficient to constitute a quorum and to determine the outcome of each item under consideration.

If you plan to attend the Annual Meeting, you will need to obtain an admission ticket and present photo identification. Instructions on how to obtain an admission ticket are on page 4 of the proxy statement (“How do I gain admission to the Annual Meeting?”).

By order of the Board of Directors,

MICHAEL D. FRICKLAS
Executive Vice President, General Counsel and Secretary

January 21, 2011

2011 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of this proxy statement?

The Viacom Board of Directors is soliciting a proxy from stockholders of our Class A common stock to vote on the items to be considered at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on March 16, 2011.

What is the Notice of Internet Availability of Proxy Materials?

The Notice of Internet Availability of Proxy Materials is a document that:

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Indicates that our Stockholder Letter, Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, and Transition Report on Form 10-K for the nine-month fiscal year ended September 30, 2010 are available at http://proxymaterials.viacom.com;

•	Provides instructions on how Class A stockholders may vote their shares; and

•	Indicates how you may request printed copies of these materials, including, for holders of Class A common stock, the proxy card or voting instruction card.

We will begin distributing the Notice of Internet Availability of Proxy Materials on or about January 26, 2011.

What items of business will be voted on at the Annual Meeting?

At the meeting, we will consider:

1.	The election of the 11 director nominees identified in this proxy statement;

2.	The adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers (“NEOs”), as described under “Executive Compensation” below;

3.	The selection, on an advisory basis, of the frequency of the stockholder vote on the compensation of our NEOs; and

4.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2011.

Who is entitled to vote at the Annual Meeting?

If you are a holder of Class A common stock:

Holders of our Class A common stock as of the record date of January 18, 2011 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

If you are a holder of Class B common stock:

Holders of our non-voting Class B common stock are not entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting, and will receive this proxy statement and related materials for informational purposes.

How does the Board of Directors recommend holders of Class A common stock vote on the business of the meeting?

The Board of Directors recommends that Class A stockholders vote their shares:

1.	“FOR” the election of each of the 11 director nominees identified in this proxy statement;

2.	“FOR” the adoption of the resolution approving the compensation of our NEOs;

3.	In favor of holding an advisory vote on the compensation of our NEOs “EVERY THREE YEARS”; and

4.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2011.

How many shares can vote at the Annual Meeting?

At the close of business on January 18, 2011, we had 51,625,270 shares of Class A common stock outstanding, and each of those shares is entitled to one vote. Shares of Class B common stock are not entitled to vote.

How many shares must be present or represented at the Annual Meeting to conduct business?

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date, present in person or by proxy at the Annual Meeting, constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining a quorum. The shares of our Class A common stock held by National Amusements, Inc. (“NAI”) will be voted at the Annual Meeting and will constitute a quorum.

What vote is required to approve each of the items of business?

The affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock outstanding at the close of business on our record date of January 18, 2011, present in person or by proxy at the Annual Meeting, is required to approve items 1, 2 and 4 listed above. The outcome of item 3 will be determined by plurality vote, which means that we will consider stockholders to have expressed a non-binding preference for the option that receives the highest number of favorable votes. Items 2 and 3 are advisory votes only and as discussed in more detail below, the voting results are not binding on us.

At the close of business on our record date, NAI beneficially owned, directly and through its wholly-owned subsidiary, NAI Entertainment Holdings LLC (“NAI EH”), approximately 79.6% of our outstanding Class A common stock. Sumner M. Redstone, the controlling stockholder of NAI, is our Executive Chairman of the Board of Directors and Founder. NAI has advised us that it intends to vote all of the shares of Class A common stock held by it and NAI EH in accordance with the recommendations of the Board of Directors on each of the items of business listed above.

How can I vote my shares at the Annual Meeting?

Voting by Proxy

Holders of Class A common stock may submit a proxy by:

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following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card to vote by telephone or the Internet. These instructions can also be found at http://proxymaterials.viacom.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on March 15, 2011; or

•	completing, signing, dating and returning the proxy card or voting instruction card so that it is received prior to the Annual Meeting.

Philippe P. Dauman and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Messrs. Dauman and Fricklas are executive officers of Viacom, and Mr. Dauman is also a director nominee.

•	The proxy holders will vote the shares represented by your valid and timely received proxy in accordance with your instructions.

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If you do not specify instructions on your proxy when you submit it, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors on each item of business listed above.

•	If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Voting Shares Held in the Viacom 401(k) Plan

Voting instructions for shares of Class A common stock held in the Viacom 401(k) plan must be received by 11:59 p.m., Eastern Daylight Time, on March 14, 2011 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the Viacom 401(k) plan that are not voted, or for which the trustee does not receive timely voting instructions, will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted, except as otherwise required by law.

Voting other than by Proxy

While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in the Viacom 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Shares Held other than in the Viacom 401(k) Plan

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting by:

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, so long as it is received by 11:59 p.m., Eastern Daylight Time, on March 15, 2011;

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submitting a proxy bearing a later date than the proxy being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735, so long as it is received by 11:59 p.m., Eastern Daylight Time, on March 15, 2011;

•	voting again by telephone or the Internet by 11:59 p.m., Eastern Daylight Time, on March 15, 2011; or

•	attending the Annual Meeting and voting in person.

Shares Held in the Viacom 401(k) Plan

Voting instructions relating to shares of Class A common stock held in the 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on March 14, 2011 by:

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794;

•	submitting voting instructions bearing a later date than the voting instructions being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735; or

•	voting again by telephone or the Internet.

What effect do abstentions and broker non-votes have on the items of business?

An abstention on any of items 1, 2 and 4 identified above will have the effect of a vote against that item. An abstention on item 3 will have no effect on the voting results for that item.

Broker non-votes may occur because certain beneficial holders of our Class A common stock hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at our Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is item 4, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for fiscal year 2011. Therefore, if a beneficial holder of our Class A common stock does not give the broker or nominee specific voting instructions on items 1 through 3, the holder’s shares will not be voted on those items and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items.

How do I gain admission to the Annual Meeting?

If you are a registered holder of Class A common stock:

Please mark the appropriate box on the proxy card, or indicate that you plan to attend the meeting when you vote by telephone or the Internet, and an admission ticket will be sent to you. Please bring photo identification with you for admittance to the meeting.

If you are a registered holder of Class B common stock or hold Class A or Class B common stock beneficially in a brokerage account or otherwise:

You must obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

Who pays the cost of soliciting votes for the Annual Meeting?

We will pay the cost of the solicitation of proxies, including the preparation, website posting, printing and delivery of the proxy materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

Who will count the votes?

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

How can I elect to receive future shareholder communications such as proxy materials electronically?

We highly recommend that you receive electronic delivery of Viacom proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have not previously enrolled in electronic delivery of such materials, you can elect to participate when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

Stockholders who have not enrolled in electronic delivery will receive the Notice of Internet Availability of Proxy Materials indicating that our proxy materials are available at http://proxymaterials.viacom.com, unless you have advised us that you prefer to receive a printed copy.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2005. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 846-6000. Our website address is www.viacom.com. References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

Fiscal Year End Change

As previously announced, in 2010, we changed our fiscal year end to September 30 from December 31. This Proxy Statement reports information for the nine-month fiscal year ended September 30, 2010, which we refer to as “fiscal year 2010” throughout this report. Following fiscal year 2010, we will report on a twelve-month fiscal year beginning on October 1 and ending on September 30 of each year. The fiscal years ended December 31, 2009, 2008 and 2007 reflect the twelve-month information of the respective calendar years.

ITEM 1 – ELECTION OF DIRECTORS

The election of 11 directors is proposed by the Board of Directors. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each director will hold office for a term of one year and until his or her successor is duly elected and qualified.

Our Director Nominees

The Governance and Nominating Committee is responsible for reviewing the composition of our Board annually after considering the Board’s anticipated needs for the upcoming year. In recommending director nominees to our Board, the members of the Governance and Nominating Committee consider information on the experience and qualifications of each director nominee, including each nominee’s independence, each incumbent director’s performance as a Viacom Board member, and an overall assessment of the Board’s functioning.

All of our director nominees are current members of our Board of Directors who were last elected at our 2010 Annual Meeting. The Governance and Nominating Committee unanimously recommended to the Board that the director nominees be invited to stand for re-election at the Annual Meeting.

Director Qualifications and Biographies

The Governance and Nominating Committee, consistent with the desires of the full Board and our controlling stockholder, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Independence is a key factor when considering the director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our Governance and Nominating Committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the Committee’s determination as to the appropriate size of the board to facilitate effective communication and cooperation.

The information that follows includes each director nominee’s:

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independence status as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the NYSE listing standards, as discussed under “Our Board of Directors”;

•	tenure on our Board and the Board of former Viacom Inc. (“Former Viacom”), which is now known as CBS Corporation, as applicable;

•	experience, qualifications, attributes and skills that the Governance and Nominating Committee and the Board considered in concluding that each director nominee should serve on Viacom’s Board; and

•	service on the boards of directors of other public companies and investment companies during the past five years.

Important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the 11 director nominees.

George S. Abrams	Age 78	Not Independent
Mr. Abrams has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Abrams is being re-nominated to our Board because of his extensive knowledge of and history with Viacom, his skills as an attorney and advisor, familiarity with issues facing media and entertainment companies, and his involvement with NAI, our controlling stockholder. Mr. Abrams is an attorney associated with the law firm of Winer and Abrams in Boston since 1969. Prior to that, Mr. Abrams served for three years as General Counsel and Staff Director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a Trustee of the Boston Museum of Fine Arts and a Fellow and/or Director of a number of other arts and education related boards and foundations. He is also a director of NAI and has been a director of Sonesta International Hotels Corporation since 1995.

Philippe P. Dauman	Age 56	Not Independent
Mr. Dauman has been our President and Chief Executive Officer since September 2006 and a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Dauman is being re-nominated to our Board due to his role as our President and CEO, extensive knowledge of and history with Viacom, his strategic and operational experience, his in-depth understanding of our industry and his connections in the business community. Mr. Dauman was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including Deputy Chairman and member of its Executive Committee. Mr. Dauman is also a director of NAI and has served as a director of Lafarge S.A. since 2007. He also served as a director of Lafarge North America from 1997 to 2006.

Thomas E. Dooley	Age 54	Not Independent
Mr. Dooley has been our Senior Executive Vice President since September 2006, our Chief Operating Officer since May 2010 and a member of our Board since January 1, 2006. He served as our Chief Administrative Officer from September 2006 to May 2010 and as our Chief Financial Officer from January 2007 to September 2010. Mr. Dooley is being re-nominated to our Board due to his position as Chief Operating Officer, prior experience as our Chief Administrative Officer and CFO, extensive knowledge of and history with Viacom, his financial expertise and operational experience, and his in-depth understanding of our industry. Mr. Dooley was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dauman, from May 2000 until September 2006. Before that, Mr. Dooley held various corporate and divisional positions at Former Viacom, which he first joined in 1980, including Deputy Chairman and member of its Executive Committee. Mr. Dooley served as a director of Sapphire Industrials Corp. from 2007 to 2010 and LaBranche & Co Inc. from 2000 to 2007.

Alan C. Greenberg	Age 83	Independent
Mr. Greenberg has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2003. Mr. Greenberg is being re-nominated to our Board because of his independence, his broad business knowledge and demonstrated skills, his experience leading a large, multinational corporation in the financial industry and his connections in the business community. Mr. Greenberg is Vice Chairman Emeritus of JPMorgan Chase & Co., having previously served as Chairman of the Executive Committee of The Bear Stearns Companies Inc. from June 2001 until Bear Stearns was acquired by JPMorgan in May 2008. Mr. Greenberg also served as Chairman of the Board of Bear Stearns from 1985 to 2001, and as its Chief Executive Officer from 1978 to 1993.

Robert K. Kraft	Age 69	Independent
Mr. Kraft has been a member of our Board since January 1, 2006. Mr. Kraft is being re-nominated to our Board because of his independence, his experience and talent leading a large, multinational corporation, including strategic and operational experience, and his connections in the business community. Mr. Kraft is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. He is also a director of the Dana Farber Cancer Institute and The New England Patriots Charitable Foundation.

Blythe J. McGarvie	Age 54	Independent
Ms. McGarvie has been a member of our Board since April 12, 2007. Ms. McGarvie is being re-nominated to our Board because of her independence, her financial expertise and critical thinking, her experience and talent as a consultant and her international experience. Ms. McGarvie is the Chief Executive Officer of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups, having previously served as President since January 2003. From 1999 through 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC Group. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. from 1994 to 1999. Ms. McGarvie has served as a director of Accenture Ltd. since 2001 and The Travelers Companies, Inc. since 2004. Ms. McGarvie also served as a director of The Pepsi Bottling Group, Inc. from 2002 to 2010 and Lafarge North America from 2004 to 2006.

Charles E. Phillips, Jr.	Age 51	Independent
Mr. Phillips has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2004. Mr. Phillips is being re-nominated to our Board because of his independence, his experience as a senior executive in a large, multinational corporation, his financial industry background and financial and analytical expertise, and his familiarity with issues facing media, new media and intellectual property-driven companies. Mr. Phillips has been CEO of Infor Global Solutions since December 1, 2010. He was a President of Oracle Corporation from May 2003 to September 2010 and served as a member of its Board of Directors and Executive Management Committee from January 2004 to September 2010. Mr. Phillips also served as a director of Morgan Stanley from 2006 to 2010.

Shari Redstone	Age 56	Not Independent
Ms. Redstone has been the Non-Executive Vice Chair of our Board since January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom since 1994, becoming Vice Chairman in June 2005. Ms. Redstone is being re-nominated to our Board because of her extensive experience in and understanding of the entertainment industry, her experience and talent managing a large business, and her position with NAI, including as one of its significant stockholders. Ms. Redstone has been President of NAI since January 2000, and prior to that, served as Executive Vice President of NAI since 1994. Ms. Redstone is also Chairman of Rising Star Media and Founder and Managing Partner of Legacy Ventures. An attorney, Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners and Co-Chairman of MovieTickets.com, Inc. She is also a member of the board of several charitable organizations, including the Dana Farber Cancer Institute, Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone is also a director of NAI. She also served as a director of Midway Games Inc. from 2004 until 2008. She is the daughter of Sumner Redstone.

Sumner M. Redstone	Age 87	Not Independent
Mr. Redstone has been our Executive Chairman of the Board of Directors and Founder since January 1, 2006. He has also served as Executive Chairman and Founder of CBS Corporation since January 1, 2006. He was Chairman of the Board of Former Viacom beginning in 1987. Mr. Redstone is being re-nominated to our Board because of his position as our controlling stockholder, role in founding Viacom, including managing it for many years, his extensive experience in and understanding of the media and entertainment industry and his connections in the business community. Mr. Redstone was Chief Executive Officer of Former Viacom from 1996 to 2005. He has been Chairman of the Board of NAI since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

Frederic V. Salerno	Age 67	Independent
Mr. Salerno has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1994. Mr. Salerno is being re-nominated to our Board because of his independence, his experience as a chief financial officer in large, multinational corporations, his financial expertise and his extensive knowledge of and history with Viacom. Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno has served as a director of Akamai Technologies, Inc. since 2002, IntercontinentalExchange, Inc. since 2002, Popular Inc. since 2003, CBS Corporation since 2007, and National Fuel Gas Company since 2008. Mr. Salerno also served as a director of The Bear Stearns Companies Inc. from 1992 until 2008, of Consolidated Edison Inc. from 2002 until 2007 and of GAMCO Investors, Inc. from 2003 until 2006.

William Schwartz	Age 77	Independent
Mr. Schwartz has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Schwartz is being re-nominated to our Board because of his independence, his extensive knowledge of and history with Viacom, his experience in governance matters, his skills as an attorney and advisor and his background in academics. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to 1998, and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp., and was chairman of the Boston Mayor’s Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the election of each of the 11 director nominees set forth above, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of 11 members, 6 of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, each of which consists solely of independent directors. Our Board met 5 times in fiscal year 2010, and each of our directors attended all of the meetings of the Board and Committees on which the director served, with the exception of Mr. Kraft, who was unable to attend at least 75% of the meetings of the Board due to family health issues. In addition to our Board and Committee meetings, all directors are expected to attend the Annual Meeting and all of our directors attended our 2010 Annual Meeting, except for Mr. Kraft.

Board Structure

Our Board of Directors is comprised of the following members:

•	an Executive Chairman,

•	a non-executive Vice Chair,

•	our President and Chief Executive Officer,

•	our Senior Executive Vice President and Chief Operating Officer, and

•	seven other directors, six of whom are independent.

Mr. Redstone is the controlling stockholder of NAI, which has voting control of Viacom. Mr. Redstone founded Viacom in 1987 and has led our development over the years into the company we are today. The Board of Directors believes it is appropriate for Mr. Redstone to be Chairman of the Board, in an executive capacity, as he continues to actively participate in the development of the strategic direction of our company. The Board also appointed Mr. Redstone’s daughter, Shari Redstone, as non-executive Vice Chair of the Board, to increase her involvement with our company in a non-executive capacity. Ms. Redstone also has a significant ownership interest in NAI.

Mr. Dauman has been a member of Viacom’s Board since 1987, and Mr. Dooley rejoined Viacom’s Board in 2006 after serving on the Board for four years prior to the merger with CBS in 2000. In September 2006, Mr. Dauman was elected President and Chief Executive Officer and Mr. Dooley was elected Senior Executive Vice President and Chief Administrative Officer, and in May 2010, Mr. Dooley was promoted to Chief Operating Officer. The Board has determined that their continued participation on the Board would be beneficial because of their experience, talent and knowledge of the business, as well as their day-to-day management of Viacom.

We do not have a formal lead independent director. Mr. Schwartz, the Chair of our Governance and Nominating Committee, leads executive sessions of non-management and independent directors and approves Board agendas. He and Mr. Salerno, the Chair of our Compensation Committee, play leading roles with respect to various other matters that are appropriate for consideration by independent directors, such as executive compensation, matters involving related parties or potential conflicts of interest.

In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board committees are comprised solely of independent directors. Independent directors have the ability to propose agenda items, including for executive sessions, to the Chair of the Governance and Nominating Committee. We believe our Board leadership structure provides the appropriate balance of independent directors, directors affiliated with our controlling stockholder and management directors to work together to represent the interests of our entire stockholder base.

Board Role in Risk Oversight

Our Board receives regular reports from our CEO, CFO and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. Certain risks that are under the purview of a particular Committee are monitored by that Committee, which then reports to the full Board as appropriate. For example, our Internal Audit and Strategic Business Practices group, which identifies and manages a wide range of risks companywide, reports to the Audit Committee and senior management, who in turn report significant developments to the full Board of Directors. In addition, under its Charter, the Audit Committee reviews our risk assessment and risk management processes.

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of Viacom, as “independence” is defined in the NYSE listing standards and in the Guidelines.

NYSE Listing Standards

The NYSE listing standards provide five “bright-line” tests to determine independence. If a director fails any of the five tests, the director must be found to be not independent. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with Viacom.

Our Corporate Governance Guidelines

Our Guidelines provide categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom for purposes of the NYSE listing standards. These categorical standards are summarized below and can be found in their entirety in our Guidelines, which are posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NYSE listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship in which the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

➢

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of that company’s annual consolidated gross revenues;

➢	a company that is either indebted to us or a creditor of ours in an amount that is less than 1% of that company’s total consolidated assets; and

➢	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed these thresholds, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or the categorical standards described in the Guidelines will not, by themselves, cause a director to be considered not independent. The Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

Independence of Our Directors

When considering whether a director is independent, we believe it is important for our Board to have a range of information about the director so that it can make an informed independence determination. Our Governance and Nominating Committee and the full Board review summary information sheets on each director with information about:

•	the director’s employment;

•	any relationships required to be disclosed as related person transactions in this proxy statement;

•	certain other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds;

•	any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships); and

•	other public company board and committee memberships and affiliations with not-for-profit organizations.

In addition, as discussed under “Related Person Transactions,” the Governance and Nominating Committee receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

Since our 2010 Annual Meeting, 6 of our 11 directors have been independent: Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz and Ms. McGarvie. In January 2011, the Board conducted its annual review of the independence of the director nominees and confirmed that these directors continue to be independent.

With respect to specific companies affiliated with an independent director, the Governance and Nominating Committee and the Board considered the following:

•

Mr. Greenberg is non-executive Vice Chairman Emeritus at JPMorgan Chase & Co. (having previously served as Chairman of the Executive Committee of Bear Stearns prior to JPMorgan Chase’s acquisition of Bear Stearns). JPMorgan provides banking and other services to us from time to time, including acting as trustee for our tax-qualified retirement plans.

•

Until October 2010, Charles Phillips was a President of Oracle Corporation, with which we have commercial agreements for the licensing or purchase of software and other equipment and related consulting services.

Any financial amounts involved in the transactions described above (in the aggregate) were well below 1% of the other company’s revenues, which is the threshold under our Guidelines below which transactions are presumed not to affect independence. The transactions between Viacom and JPMorgan and Oracle were negotiated on an arm’s length basis. The Board determined that these transactions did not affect the independence of either Mr. Greenberg or Mr. Phillips.

Board Committees

Committee Membership

The Board reviews and determines the membership of our Board committees at least annually, with input from the Governance and Nominating Committee. The following discusses the membership of the committees in fiscal year 2010, including the number of meetings held in fiscal year 2010, as well as information about the committees, their respective roles and responsibilities and their charters. Each of our committees has a written charter, which is posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee
Blythe J. McGarvie	Chair	Member	Member
Charles E. Phillips, Jr.	Member	(1)
Frederic V. Salerno	Member	Chair	Member
William Schwartz		Member	Chair
FY 2010 Meetings	5	15	4
Calendar 2010 Meetings	6	16	4
(1)	On November 10, 2010, the Board appointed Mr. Phillips to the Compensation Committee.

Audit Committee

Under its Charter, the Audit Committee is responsible for the following, among other things:

•	the appointment, compensation, retention, termination and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	reviewing our risk assessment and risk management processes;

•	oversight of our internal audit function; and

•	oversight of our compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during fiscal year 2010, see “Report of the Audit Committee.”

The Audit Committee Charter also provides that:

•	the Committee will be comprised of at least three independent directors, each of whom also meets the separate standards for Audit Committee independence set forth in the NYSE listing standards;

•	all Committee members must be financially literate and the Committee must have at least one “audit committee financial expert”;

•	the Committee will hold at least six regular meetings each calendar year;

•	the Committee will meet separately with the independent auditor at least four times each year;

•	the Committee will meet regularly in executive session with members of our senior management team; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

Audit Committee Financial Experts

The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that all three members, Ms. McGarvie (Chair), Mr. Phillips and Mr. Salerno, are independent directors and qualify as “audit committee financial experts,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies

We do not restrict the number of other audit committees on which members of our Audit Committee may serve; however, in recommending director candidates to the Board and directors to serve on committees of the Board, the Governance and Nominating Committee considers the other demands on each director’s time, including those arising from such service.

Compensation Committee

Under its Charter, the Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy, principles and policies, including conducting periodic risk assessments of our compensation programs;

•

reviewing and approving the total compensation packages for, and key terms of any agreements with, our Executive Chairman and Founder, our President and Chief Executive Officer, our other executive officers, the divisional executives who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our annual cash bonus and equity compensation plans and setting related performance targets;

•	approving all equity awards we grant; and

•

evaluating the performance of our Executive Chairman and Founder and our President and Chief Executive Officer, and reviewing the evaluations of other executives by the Executive Chairman and Founder and/or the President and CEO, as appropriate, including in the context of succession planning.

For additional information on the Committee’s role, its processes for the consideration and determination of executive compensation and its use of outside advisors, see “Compensation Discussion and Analysis.”

The Compensation Committee Charter also provides that:

•

the Committee will be comprised of at least three independent directors, each of whom must be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the Committee will hold at least four regular meetings each calendar year;

•	the Committee will meet periodically in executive session, which sessions typically include its independent outside advisors; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Committee’s independent compensation consultant in 2009 was Towers Perrin. In early 2010, Towers Perrin merged with Watson Wyatt, another human resources consulting firm that has provided services to us, and is now called Towers Watson. Effective February 1, 2010, the Committee retained Pay Governance LLC (“Pay Governance”), a firm founded by the consultant who formerly served the Committee when he was employed by Towers Perrin, as its independent compensation consultant. The Committee may continue to have access to data from Towers Watson but the firm no longer serves as the independent compensation consultant to the Committee.

Pay Governance is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Pay Governance and to approve fee arrangements for work performed. Pay Governance assists the Committee in fulfilling its responsibilities under its Charter, including advising on proposed compensation packages for top executives, compensation program design and market practices generally. The Committee has authorized Pay Governance to interact with management on behalf of the Committee, as needed in connection with advising the Committee, and Pay Governance is included in discussions with management and the Committee’s outside legal counsel on matters being brought to the Committee for consideration.

It is the Committee’s policy that the Chair of the Committee or the full Committee pre-approve any additional services provided to management by our independent compensation consultant. In fiscal year 2010, Pay Governance only did work for the Committee. Towers Watson received fees of less than $20,000 in connection with work performed at management’s request.

Governance and Nominating Committee

Under its Charter, the Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents, and making recommendations to the Board as appropriate;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-assessments of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Governance and Nominating Committee Charter also provides that:

•

the Committee will be comprised of at least three independent directors, which the Board believes should include a Chair with experience in governance matters plus the Chairs of the Audit and Compensation Committees in accordance with good governance practice;

•	the Committee will hold at least three regular meetings each calendar year;

•	the Committee will meet regularly in executive session; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

The Governance and Nominating Committee uses the Compensation Committee’s independent compensation consultant for advice on director compensation. For additional information on the Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions.”

Executive Sessions of the Board

Mr. Schwartz, the Chair of the Governance and Nominating Committee, leads the executive sessions of non-management and independent directors.

Director Nomination Process and Consideration of Diversity

Our Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. The Governance and Nominating Committee seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. These criteria are described more fully in our Guidelines and the Governance and Nominating Committee Charter. The Governance and Nominating Committee considers these criteria, including diversity, in connection with its annual review of the composition, qualifications and independence of our Board.

For additional discussion of the process undertaken by the Committee in determining the director nominees, see “Item 1—Election of Directors” and “Our Board of Directors—Director Independence.”

Stockholder Recommendations for Director Candidates

The Committee will consider potential director candidates recommended by our stockholders. When making a recommendation, stockholders should consider our criteria for director qualifications and Board composition set forth above and in our Guidelines and the Governance and Nominating Committee Charter. Director candidates recommended by stockholders who meet these qualifications will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate and may or may not be selected by the Committee.

All recommendations by stockholders for potential director candidates must include written materials on the potential candidate’s qualifications and be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices, including ensuring that a majority of our Board is independent and that all of our Board committees are comprised solely of independent directors.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Global Business Practices Statement and Supplemental Code of Ethics for Senior Financial Officers. These documents are available in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com, and copies of these documents may be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board. The Governance and Nominating Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors and their frequency;

•	how stockholders and interested parties may communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-assessment of the Board to evaluate its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board committees under “Our Board of Directors—Board Committees,” each of our Board committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective committee and are updated by the Board as needed.

Viacom Global Business Practices Statement

Our Global Business Practices Statement (the “GBPS”) discusses our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. The GBPS has been distributed to our directors and employees worldwide. As part of our compliance and ethics programs, directors and employees receive regular training on the contents of the GBPS and, where permitted, are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the GBPS. The GBPS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations;

•	Conflicts of interest, including the disclosure of actual or potential conflicts;

•	Confidentiality, insider information, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to being an equal opportunity employer and to providing a workplace environment free of harassment and improper bias;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Privacy and data security, including protection and proper use of company assets, electronic systems and communications;

•	Anti-corruption laws such as the Foreign Corrupt Practices Act;

•	Export control and anti-boycott laws;

•	Health, safety and the environment; and

•	Political contributions and payments.

The GBPS also identifies numerous avenues for employees to report violations of the GBPS, matters of alleged financial impropriety and any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts and reporting through various internal websites at Viacom and its business divisions. The GBPS makes clear that retaliation against an employee who makes a report in good faith will not be tolerated.

Our Senior Vice President and Deputy Head, Internal Audit and Strategic Business Practices, has day-to-day responsibility for our compliance and ethics programs. He reports to the Audit Committee and, as to compliance matters, to the General Counsel. These individuals, together with senior executives of various disciplines from Viacom and its business divisions, regularly review and update the GBPS policies, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the GBPS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our Executive Chairman and Founder, President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the GBPS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

DIRECTOR COMPENSATION

Directors who are not employees of Viacom or any of its subsidiaries (the “Outside Directors”) are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans, as discussed below. Messrs. Abrams, Greenberg, Kraft, Phillips, Salerno and Schwartz, Ms. McGarvie and Ms. Redstone are Outside Directors.

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations annually to the Board on the appropriate amount and structure of director compensation in light of then current competitive practice and other factors. The Governance and Nominating Committee receives advice from Pay Governance, the Compensation Committee’s independent compensation consultant, on director compensation matters.

In early 2010, the Governance and Nominating Committee reviewed a report on director compensation prepared by the independent compensation consultant to the Compensation Committee. The report concluded that our director compensation levels had become lower than market practice since 2005, when our director compensation was last increased. As a result, in April 2010, the Board made certain changes, as described below, to our director compensation programs that became effective June 10, 2010. The changes to the equity components of our director compensation programs were approved by our stockholders at our 2010 Annual Meeting.

Elements of Outside Director Compensation

Cash Compensation

We pay cash compensation to our Outside Directors as follows:

•	Our Outside Directors receive an annual Board retainer of $75,000, payable in equal installments quarterly in advance, except for our Vice Chair, who receives an annual retainer of $200,000.

•

The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000.

•

The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Prior to June 10, 2010, our Outside Directors received an annual Board retainer of $60,000, plus a per meeting attendance fee of $2,000, except for our Vice Chair, who received an annual retainer of $200,000 and a per meeting attendance fee of $4,000.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

Stock Options

Under the Viacom Inc. 2011 Stock Option Plan for Outside Directors, Outside Directors automatically receive an annual grant on January 31 of each year of options to purchase a number of shares of Class B common stock equal in value to $70,000, which grant vests in three equal annual installments on the anniversaries of the date of grant. The exercise price of the stock options is the closing price of our Class B common stock on the NYSE on the date of grant. The options are valued using the Black-Sholes valuation method.

Prior to 2011, Outside Directors received under the Viacom Inc. 2006 Stock Option Plan for Outside Directors an initial grant of options to purchase 7,928 shares of Class B common stock on the date the director first joined the Board or became an Outside Director, which vested one year from the date of grant, plus an annual grant on January 31 of each year of options to purchase 3,171 shares of Class B common stock, which vested in three equal annual installments on the anniversaries of the date of grant.

Restricted Share Units

Under the Viacom Inc. 2011 RSU Plan for Outside Directors, Outside Directors receive an annual grant of restricted share units (“RSUs”) on January 31 of each year equal in value to $70,000 based on the closing price of our Class B common stock on the NYSE on the date of grant. The RSUs vest one year from the date of grant. RSUs are payable in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs each time we pay a regular cash dividend on our Class B common stock.

Prior to 2011, Outside Directors received under the Viacom Inc. 2006 RSU Plan for Outside Directors an annual grant of RSUs on January 31 of each year equal in value to $55,000 based on the closing price of our Class B common stock on the NYSE on the date of grant.

See “Fiscal Year 2010 Director Compensation” below for detail on the compensation our Outside Directors received for fiscal year 2010.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in a number of phantom stock units equal to the number of shares of Class A common stock and Class B common stock that the deferred amounts, if invested as equally as possible in the Class A and Class B common stock, would have purchased based on their respective closing market prices on the first day of the next calendar quarter. Amounts credited to a stock unit account bear interest at the prime rate in effect at the beginning of the relevant calendar quarter until they are converted to phantom stock units.

Upon a director’s retirement from the Board, the amounts deferred under the Deferred Compensation Plan for Outside Directors are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or on January 15 of the following year. The value of a stock unit account is determined by reference to the average of the closing market prices of Class A common stock and Class B common stock on the NYSE on each trading date during the four-week period ending five business days prior to the payment date. Amounts credited to the interest account and paid in installments accrue interest until the final installment is paid.

For more information on the phantom stock units held by certain of our directors as of November 30, 2010, see footnote (1) to the “Security Ownership of Certain Beneficial Owners and Management” table.

Fiscal Year 2010 Director Compensation

The following table presents information on compensation for services as an Outside Director for our nine-month fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
George S. Abrams(3)	$ 55,625	$54,987	$35,547	–	$ 47	$120,000	$266,206
Philippe P. Dauman(4)	–	–	–	–	$5,075	–	$ 5,075
Alan C. Greenberg(5)	$ 55,625	$54,987	$35,547	–	–	–	$146,159
Robert K. Kraft(6)	$ 51,625	$54,987	$35,547	–	$ 23	–	$142,182
Blythe J. McGarvie(7)	$116,625	$54,987	$35,547	–	$ 2	–	$207,161
Charles E. Phillips, Jr.(8)	$ 65,625	$54,987	$35,547	–	$ 934	–	$157,093
Shari Redstone(9) Vice Chair	$162,000	$54,987	$35,547	–	$ 91	–	$252,625
Frederic V. Salerno(10)	$116,625	$54,987	$35,547	–	$ 344	–	$207,503
William Schwartz(11)	$102,875	$54,987	$35,547	–	$ 71	–	$193,480
(1)	Reflects the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 – Stock Compensation. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Transition Report on Form 10-K for the nine months ended September 30, 2010.
(2)	Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% of the applicable Federal Reserve Board’s long-term interest rate and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in fiscal year 2010 compared to the interest that would have been accrued at the applicable Federal Reserve Board’s long-term interest rate.
(3)	Mr. Abrams did not defer receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Abrams held a total of 29,331 stock options for shares of Class B common stock and 1,887 RSUs for shares of Class B common stock. The amount under “All Other Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”
(4)	Mr. Dauman was compensated as an Outside Director prior to becoming our President and Chief Executive Officer on September 5, 2006. The amount presented in this table relates to compensation previously deferred by Mr. Dauman when he was an Outside Director.
(5)	Mr. Greenberg did not defer receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Greenberg held a total of 29,068 stock options for shares of Class B common stock and 1,887 RSUs for shares of Class B common stock.
(6)	Mr. Kraft deferred receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Kraft held a total of 23,783 stock options for shares of Class B common stock and 1,887 RSUs for shares of Class B common stock.
(7)	Ms. McGarvie did not defer receipt of her cash director fees in fiscal year 2010. As of September 30, 2010, Ms. McGarvie held a total of 17,441 stock options for shares of Class B common stock and 1,887 RSUs for shares of Class B common stock.
(8)	Mr. Phillips deferred receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Phillips held a total of 26,954 stock options for shares of Class B common stock and 6,863 RSUs (including deferred RSUs) for shares of Class B common stock.
(9)	Ms. Redstone deferred receipt of her cash director fees in fiscal year 2010. As of September 30, 2010, Ms. Redstone held a total of 20,741 stock options for shares of Class B common stock and 9,713 RSUs (including deferred RSUs) for shares of Class B common stock.
(10)	Mr. Salerno deferred receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Salerno held a total of 29,331 stock options for shares of Class B common stock and 10,961 RSUs (including deferred RSUs) for shares of Class B common stock.
(11)	Mr. Schwartz did not defer receipt of his cash director fees in fiscal year 2010. As of September 30, 2010, Mr. Schwartz held a total of 29,331 stock options for shares of Class B common stock and 10,961 RSUs (including deferred RSUs) for shares of Class B common stock.

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her to Viacom events at our request. For example, spouses are invited to some of the Board dinners we hold during the year in connection with Board meetings. This policy involves a de minimis or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events

We believe it is in our best interest for directors to participate in certain events throughout the year, and the Board has established a policy under which directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. Travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The Governance and Nominating Committee is responsible for oversight of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents as of November 30, 2010, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each NEO and (iii) our directors, NEOs and executive officers as a group. “Option Shares” reflects stock options to purchase shares which were unexercised but exercisable, either currently or within a period of 60 days from November 30, 2010, and are excluded from the column “Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. The table also includes information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of November 30, 2010, there were 51,972,966 shares of our Class A common stock outstanding and 549,828,055 shares of our Class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class
George S. Abrams	Class A common stock Class B common stock	– 24,552	(1) (1)(2)	– 22,989	* *
Philippe P. Dauman	Class A common stock Class B common stock	– 354,017	(3)(4)	– 2,372,647	* *
Thomas E. Dooley	Class A common stock Class B common stock	1,720 296,696	(4)(5)	– 1,900,038	* *
Michael D. Fricklas	Class A common stock Class B common stock	23 34,281	(3)(4) (3)(4)(5)	– 800,815	* *
Alan C. Greenberg	Class A common stock Class B common stock	– 34,074		– 22,726	* *
Robert K. Kraft	Class A common stock Class B common stock	– 58,626	(1) (1)(2)	– 17,441	* *
Blythe J. McGarvie	Class A common stock Class B common stock	– 519	(1) (1)	– 11,099	* *
Charles E. Phillips, Jr.	Class A common stock Class B common stock	– 4,908	(1) (1)(6)	– 20,612	* *
Shari Redstone	Class A common stock Class B common stock	– 1,500	(1) (1)(2)(6)(7)	– 14,399	* *
Sumner M. Redstone(8)	Class A common stock Class B common stock	41,432,322 1,296	(9) (3)	– 2,424,117	79.7% *
Frederic V. Salerno	Class A common stock Class B common stock	– 15,000	(1) (1)(6)	– 22,989	* *
William Schwartz	Class A common stock Class B common stock	– 4,500	(1) (1)(6)	– 22,989	* *
Denise White	Class A common stock Class B common stock	– 22,316	(4)	– 21,778	* *
National Amusements, Inc./NAI EH(9)	Class A common stock Class B common stock	41,432,282 –		– –	79.7% *
Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (16 persons)	Class A common stock Class B common stock	1,743 913,802	(4) (4)	– 5,486,190	* *
Mario J. Gabelli(10) Gabelli Asset Management Inc.	Class A common stock	5,767,422		–	11%
*	Represents less than 1% of the outstanding common stock of the class.

(1)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective director under the Deferred Compensation Plan for Outside Directors:

Abrams:	10,830 Class A and 11,041 Class B
Kraft:	8,071 Class A and 8,338 Class B
McGarvie:	683 Class A and 683 Class B
Phillips:	2,811 Class A and 2,932 Class B
Shari Redstone:	14,798 Class A and 15,403 Class B
Salerno:	20,486 Class A and 20,957 Class B
Schwartz:	19,990 Class A and 20,358 Class B
(2)	Includes for Mr. Abrams, 100 Class B shares held indirectly as trustee of a trust; for Mr. Kraft, 50,800 Class B shares held by KPC US Equity LLC, an entity controlled by Mr. Kraft; and for Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-trustee.
(3)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives:

Dauman:	1,762 Class B
Fricklas:	13 Class A and 3,701 Class B
Redstone:	199 Class B
(4)	Includes shares held in our 401(k) plan.
(5)	Includes for Mr. Dooley, 263,177 Class B shares held indirectly as Trustee of a grantor retained annuity trust; and for Mr. Fricklas, 34,281 Class B shares held indirectly as Trustee of grantor retained annuity trusts.
(6)	Excludes for Mr. Phillips, 4,976 RSUs, for Shari Redstone, 7,826 RSUs, for Mr. Salerno, 9,074 RSUs, and for Mr. Schwartz, 9,074 RSUs, the settlement of which the directors elected to defer.
(7)	Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the Viacom shares owned by NAI.
(8)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.
(9)	Except for 40 shares owned directly by Mr. Redstone, all shares of Class A common stock are owned beneficially by NAI and NAI EH, a wholly-owned subsidiary of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Based on information received from NAI, the Viacom shares owned by NAI EH are pledged to NAI’s lenders. NAI holds more than 50% of the Class A shares directly and these shares are not pledged. The address for NAI and NAI EH is 846 University Avenue, Norwood, Massachusetts 02062.
(10)	According to Amendment No. 4 to a Schedule 13D filed on November 6, 2009 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NYSE. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during fiscal year 2010 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except in two instances. On April 14, 2010, we granted to Mr. Dauman an aggregate target of 1,000,000 Performance Restricted Share Units, which was a new form of equity that we were granting for the first time under our Long-Term Management Incentive Plan. On April 21, 2010, we discovered that, due to the nuances of the structure of the award, a Form 4 was required to report a portion of the award, and we filed the Form 4 that day.

RELATED PERSON TRANSACTIONS

NAI, directly and through its wholly-owned subsidiary, NAI EH, is the controlling stockholder of both Viacom and CBS Corporation. Mr. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder and the Executive Chairman and Founder of CBS Corporation. Ms. Redstone, the President and a director of NAI, serves as non-executive Vice Chair of the Board of Directors of both Viacom and CBS Corporation. Mr. Dauman and Mr. Abrams are directors of NAI, and Mr. Salerno is also a director of CBS Corporation. We consider these entities, as well as our directors and executive officers and certain of their family members, to be “related persons.”

Policy on Oversight of Related Person Transactions

Since January 1, 2007, the Governance and Nominating Committee has maintained a written policy on its review, approval and ratification of transactions with related persons. The policy generally groups these transactions into three categories: (1) transactions requiring the specific pre-approval of the Committee, (2) transactions that the Chair of the Committee is authorized to pre-approve and (3) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Committee.

Generally, the Committee deems pre-approved any transaction or series of transactions between Viacom and an entity for which a related person is an executive or employee (except NAI and CBS Corporation) that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity.

Ordinary course transactions with NAI or CBS Corporation, or any of their respective subsidiaries, where the amount exceeds $10 million or $25 million, respectively, require pre-approval of the Committee.

Regardless of whether a transaction is deemed pre-approved, all transactions with related persons, including NAI, CBS Corporation and their respective subsidiaries, in any amount are required to be reported to the Committee. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

Related Person Transactions in Fiscal Year 2010

Transactions with National Amusements, Inc.

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for fiscal year 2010 amounted to approximately $21 million and are continuing in fiscal year 2011 as a result of this ongoing relationship. NAI also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount have co-op advertising arrangements pursuant to which Paramount paid NAI approximately $125,000 in fiscal year 2010. These arrangements are continuing in fiscal year 2011. Our businesses also occasionally engage in other ordinary course transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which we believe have been or are expected to be material, either individually or in the aggregate. We believe that the terms of these transactions between NAI and Paramount and our other businesses were no more or less favorable to Paramount or our other businesses than transactions between unaffiliated companies and NAI.

Transactions with CBS Corporation

In the ordinary course of business, we are involved in transactions with CBS Corporation and its various businesses (“CBS”) that result in the recognition of revenues and expenses by us. Transactions with CBS are settled in cash.

Paramount earns revenues and recognizes expenses associated with the distribution of certain television products into the home entertainment market on behalf of CBS. Under the terms of the agreement, Paramount is entitled to retain a fee based on a percentage of gross receipts and is generally responsible for all out-of-pocket costs which are recoupable, together with a $100 million payment made to CBS in 2010, prior to any participation payments to CBS. Paramount also leases studio space and licenses certain film products to CBS.

Additionally, our Media Networks businesses recognize advertising revenues from CBS and purchase television programming from CBS. Both of our segments also place advertisements with CBS.

The following table summarizes the transactions with CBS, which can also be found in our consolidated financial statements contained in our Transition Report on Form 10-K for fiscal year 2010.

(in millions)	Nine Months Ended September 30, 2010
Consolidated Statements of Earnings
Revenues	$ 244
Operating expenses	318

Consolidated Balance Sheets	September 30, 2010
Accounts receivable	$ 9
Other assets	1

Total due from CBS	$ 10

Accounts payable	$4
Participants’ share and residuals, current	227
Programming rights, current	100
Programming rights, noncurrent	263
Other liabilities	39

Total due to CBS	$ 633

Other Related Party Transactions

Mr. Abrams entered into an agreement with Former Viacom in 1994 under which he provides us with legal and governmental consulting services for an annual fee of $120,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Salerno and Schwartz and Ms. McGarvie served on our Compensation Committee during fiscal year 2010, and Mr. Phillips was appointed to the Committee on November 10, 2010. None of them has ever been an officer or employee of ours or any of our subsidiaries. During fiscal year 2010, no Viacom executive officer served as a director or member of the compensation committee of any other registrant of which an executive officer served on our Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

James W. Barge has been our Executive Vice President, Chief Financial Officer since October 1, 2010. Prior to becoming our CFO, he served as our Executive Vice President, Tax and Treasury beginning in January 2008 and as our Controller beginning in March 2008. Prior to joining Viacom, he was the Senior Vice President, Controller and Chief Accounting Officer of Time Warner Inc. In 2005, Time Warner entered into a settlement with the SEC relating to an SEC investigation of certain of its accounting and financial disclosure practices. In connection with this settlement, Mr. Barge, together with certain other individuals, agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws. Mr. Barge is not subject to any suspension, bar or penalty. Our management team, Audit Committee and Compensation Committee considered this event in connection with the decision to hire Mr. Barge and determined that, in light of the circumstances underlying the investigation, the administrative order was not an impediment to his hiring.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Viacom specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Frederic V. Salerno, Chair

Blythe J. McGarvie

Charles E. Phillips, Jr. (beginning November 10, 2010)

William Schwartz

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our compensation programs is to make sure that we have the talented executives and employees we need to achieve our strategic plans and deliver financial returns to stockholders over the short term and long term. To do that, we need to attract and retain great managers and employees, and compensate them in a way that encourages and rewards their performance. Our compensation programs include salaries, a cash bonus plan that rewards annual performance, and a long-term equity plan that links the value the executive receives to the value of our company as measured by our stock price and/or company performance. Our compensation packages are designed to reward (i) company performance as measured by strategic, operating and financial results, (ii) individual contributions to those results and (iii) stock price growth on both an absolute and a relative basis. Occasionally, if the Compensation Committee (the “Committee” in this section) determines it is appropriate in connection with its retention and other objectives, it may authorize one-time equity awards for our more senior executives. In certain instances, the Committee feels it is appropriate to structure equity awards both with portions that are at risk and portions that are not at risk, particularly since all equity awards are tied to the performance of our stock, thereby aligning the awards with the interests of our stockholders. Awards are balanced between short-term and long-term compensation to incent our executives to achieve superior operating and financial results every year while achieving long-term strategic objectives to drive stockholder value.

We are committed to providing competitive compensation packages to ensure that we attract and retain executives who will achieve these goals. We compete for talented executives in a highly-compensated industry based largely in the New York and Los Angeles markets. The Committee reviews information about past and evolving practices of our media and entertainment industry peer companies and other comparable public companies, but it does not specifically benchmark compensation to a particular level.

Fiscal Year 2010 Performance

In 2010, we changed our fiscal year end to September 30 from December 31. Accordingly, we had a nine-month transition fiscal year that ended September 30, 2010, which we refer to as “fiscal year 2010.” The Board approved a nine-month budget for fiscal year 2010 and the Committee evaluated performance over that period. Target bonus awards were reduced to 75% of annual target amounts to reflect the shortened performance period. Following fiscal year 2010, we will report on a twelve-month fiscal year beginning on October 1 and ending on September 30 of each year. Information on compensation in 2009, 2008 and 2007 reflects performance during a twelve-month calendar year.

Beginning in 2009 and continuing in early 2010, global economic conditions began to improve. National economic indicators that had fallen substantially in 2008 and 2009 stabilized and, in some cases, slowly began to improve. Gross domestic product increased slightly, but the unemployment rate remained stubbornly high. Regulatory uncertainty, ranging from tax rates to net neutrality, financial market reform, health care implementation, copyright policy and a host of other matters, has affected corporate investment and the availability of capital. For many consumers, spending on non-essential goods remained soft, and after initial signs of growth, consumer confidence was weak in the latter half of the year as prospects for overall economic growth in the near term dimmed. In particular, our advertising, home entertainment/DVD and retail businesses were affected by these conditions.

Our senior management team continues to work proactively to manage our business in a way that mitigates the impact of these unsettled conditions on our business and drives growth throughout our company to create stockholder value. Specifically:

We continued to achieve operational excellence and deliver solid growth in our financial results

•

In fiscal year 2010, we continued our strategy of increasing our investment in programming and other content to drive ratings growth at our networks. As a result, we successfully developed hit programming and significantly increased ratings at key networks. This allowed us to grow our advertising revenues, even though advertising prices were principally determined during the “upfront” selling season in mid-2009 during a particularly harsh part of the economic downturn. We delivered audiences for our advertising partners, attracted new advertising partners in a broader range of categories, and positioned ourselves well for future growth in advertising revenues, which represent approximately 34% of our revenues.

•	We strengthened our relationships with our affiliate partners, leading to innovative product offerings and steady growth in our affiliate revenues, which represent approximately 25% of our revenues.

•

We capitalized on a smaller, yet stronger, film slate that placed Paramount at #1 in domestic box office per title released and #2 in box office overall in 2010 while successfully improving Paramount’s cost structure substantially to address changing market conditions. We also capitalized on opportunities to exploit new digital distribution models.

•

We showed innovation and leadership not only in programming but also in dealings with our partners. For example, EPIX showed the value of movie rights by licensing to Netflix rights in a new portion of the pay television window and thereby becoming profitable in the first year of the launch of its service.

•

We led industry efforts to highlight the harm to the public from copyright infringement and in developing new strategies to combat it. Among other things, these efforts led to widespread support for new legislation pending in the Senate to address the worst international copyright offenders and stepped up federal enforcement efforts.

•	We did not shy away from difficult decisions, such as our plan to dispose of the non-core Harmonix business in order to focus on our areas of strength.

•

These and other initiatives resulted in operating income growth of 16% and growth in diluted earnings per share from continuing operations of 22%, each as compared to the nine months ended September 30, 2009. Our operating free cash flow (cash flow from operations minus capital expenditures, excluding discontinued operations), which historically is strongest in the fourth calendar quarter, was $1.032 billion, a 1% increase compared to the nine months ended September 30, 2009.

As a result of our strong financial position, we began returning capital to stockholders both through the commencement of a regular quarterly dividend and the resumption of our stock repurchase program at an increased amount

In June 2010, the Board approved our first quarterly cash dividend of $0.15 per share to stockholders of our Class A and Class B common stock. Approximately $273 million was paid to stockholders in calendar year 2010 in connection with the dividend. The Board also authorized an increase in the funds available to purchase Class B common stock under our stock repurchase program to $4.0 billion. We continue to assess our methods of returning value to stockholders.

Our stock performed well in fiscal year 2010

During fiscal year 2010, our Class B common stock generated a total shareholder return of 22.82% compared to the total shareholder return of the S&P 500 Index over the same period of 3.89%.

Compensation decisions reflected our performance

The efforts and leadership of our senior management team, in particular our named executive officers (“NEOs”), allowed us to successfully navigate difficult economic conditions and produce results that strengthened our business, delivered strong financial performance, and created value for our stockholders, which we began to return to stockholders in the form of dividends and share repurchases. We continue to perform well on both an absolute basis and relative to our peers and remain well-positioned to capitalize on future opportunities and successfully address future challenges.

These accomplishments provide significant context for the key compensation decisions made by our Compensation Committee in fiscal year 2010. As discussed in detail below, during the year, the Committee renewed the employment agreements of Mr. Dauman, our Chief Executive Officer, and Mr. Dooley, now our Chief Operating Officer. The Committee viewed retaining Mr. Dauman and Mr. Dooley for an additional five-year period as the most significant aspect of its job during the months leading up to the renewals. The leadership provided by Messrs. Dauman and Dooley has been critical to our accomplishments over the past several years, and the Committee was determined to continue to provide Viacom and our stockholders with a stable, highly capable management team.

As a result of these efforts, in April 2010, we entered into an amended and restated employment agreement with Mr. Dauman extending his employment term an additional five years to December 31, 2016 and reflecting the increase in annual base salary from $2.5 million to $3.5 million and in target annual cash bonus from $9.5 million to $12 million set by the Committee earlier in the year. Under the agreement, on April 14, 2010, Mr. Dauman received a one-time grant of 1 million performance restricted share units (“PRSUs”) that will vest in four equal annual installments beginning with the fiscal year ending September 30, 2011, and will deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods. (See “Equity Awards – Performance Restricted Share Units” below for additional detail on the PRSU performance conditions.) On April 20, 2010, Mr. Dauman received a one-time grant of stock options to purchase 2 million shares of our Class B common stock. The exercise price of the options was the closing market price of our Class B common stock on the date of grant ($35.87), and they will vest over four years from the date of grant. Mr. Dauman will continue to receive the annual grants of performance share units (“PSUs”) and stock options contemplated by his prior employment agreement. His new agreement provides for severance benefits upon a termination without “cause” or resignation for “good reason,” as those terms are defined in the agreement, including the vesting of certain equity awards and cash severance capped at 3 times base salary and bonus amounts, as more fully described in the “Potential Payments Upon Termination or Change-In-Control” section.

During the negotiation process, the Committee consulted extensively with its independent advisors and reviewed a wide range of information, including competitive market data for our peer companies and a peer group representing a broad range of industries; various potential forms, components and amounts of compensation with performance and/or market-based metrics; best pay practices; and issues relating to corporate governance. In reaching its determination on the structure and terms of Mr. Dauman’s compensation package, including the significant one-time equity awards, the Committee considered (i) Mr. Dauman’s leadership and performance during his tenure at Viacom, and particularly during one of the most difficult economic environments in our history; (ii) the emphasis on structuring the additional compensation primarily in the form of equity, which aligns the interests of Mr. Dauman with the interests of stockholders; (iii) the significant benefit to us and our stockholders from a long-term commitment from Mr. Dauman to remain as our CEO; (iv) Mr. Dauman’s excellent reputation internally and externally; and (v) input from the Board and stockholders.

In May 2010, we entered into an amended and restated employment agreement with Mr. Dooley promoting him to the position of Chief Operating Officer, extending his employment term an additional five years to December 31, 2016, reflecting the increase in annual base salary to $2.5 million set by the Committee earlier in the year and increasing his target annual cash bonus to $9.5 million, effective January 1, 2010. Mr. Dooley’s agreement provided for a one-time grant on May 27, 2010 of 800,000 PRSUs and a one-time grant on June 2, 2010 of stock options to purchase 1.6 million shares of our Class B common stock at an exercise price of $34.16 (the closing market price of our Class B common stock on the date of grant). Mr. Dooley’s one-time equity grants are subject to the same vesting and delivery terms as Mr. Dauman’s one-time equity grants, and his agreement contains the same provisions with regard to severance benefits upon a termination without “cause” or resignation for “good reason.”

In reaching its determination on the structure and terms of Mr. Dooley’s compensation package, including the significant one-time equity awards, and that it is in the best interest of our stockholders to secure the services of Mr. Dooley for the same period as Mr. Dauman, the Committee considered (i) the strong executive team that is represented by Messrs. Dauman and Dooley and the recent agreement renewal for Mr. Dauman; (ii) the increased responsibilities for Mr. Dooley in his new role as COO; (iii) Mr. Dooley’s positive reputation and performance history; and (iv) succession planning.

The bonus and equity compensation decisions for all of our NEOs in fiscal year 2010 are discussed in detail below under “Compensation Program Design – Annual Performance-Based Bonus” and “Compensation Program Design – Equity.”

Fiscal Year 2010 Named Executive Officer Compensation

The achievements discussed above were a direct result of the leadership of our NEOs and other senior executives. Our NEOs for fiscal year 2010 were:

•	Sumner M. Redstone, Executive Chairman and Founder;
•	Philippe P. Dauman, President and Chief Executive Officer;
•	Thomas E. Dooley, Senior Executive Vice President, Chief Operating Officer and, through September 30, 2010, Chief Financial Officer;
•	Michael D. Fricklas, Executive Vice President, General Counsel and Secretary; and
•	Denise White, Executive Vice President, Human Resources and Administration.

Base Salary and Target Bonus Increases

In addition to the changes to Mr. Dauman’s and Mr. Dooley’s compensation discussed above, in January 2010, the Committee increased Mr. Redstone’s annual base salary from $1.25 million to $1.75 million and target annual cash bonus from $4.75 million to $6 million, effective January 1, 2010. In connection with Mr. Fricklas’ employment agreement entered into in October 2009, Mr. Fricklas’ annual base salary was increased from $1.05 million to $1.215 million and his target annual cash bonus was increased from $1.675 million to $2.3 million, effective January 1, 2010. In connection with Ms. White’s employment agreement entered into in July 2010, each of Ms. White’s annual base salary and target annual cash bonus were increased from $825,000 to $850,000, effective July 1, 2010. Bonus amounts actually received by the executive are subject to the achievement of performance goals established by the Committee.

The increases generally reflected the Committee’s evaluations, with the assistance of its independent advisors, of the respective NEO’s performance, competitive market data for comparable executive responsibilities of employees who work for our peer group and our broad industry peer group, as appropriate, and its consideration of the fact that, due to a compensation freeze imposed in light of difficult economic conditions, none of the NEOs received an increase in base salary or target bonus in 2009. The specific accomplishments of our NEOs in fiscal year 2010 are discussed under “Compensation Program Design – Annual Performance-Based Bonus – Individual NEO Performance” below.

Pay For Performance Approach

The tables below compare target compensation for our NEOs to actual compensation and demonstrate the impact of our pay for performance approach. In connection with our fiscal year end change:

•	salary and target bonus amounts were adjusted to 75% of annualized salary and target bonus amounts to reflect the nine-month performance period; and

•

our annual equity awards continue to be made on a calendar year basis in May or June of each year, and PSUs for Messrs. Redstone, Dauman and Dooley are granted on January 1 of each year. For comparability purposes, the target equity award value presented below is equal to 75% of the annual calendar year award.

NEO	Employment Agreement Terms – Fiscal Year 2010(1)
	Base Salary	Target Bonus	Pro-Rated Target Annual Equity Award Value(2)	Target Compensation	Target % Performance- Based and/or Equity-Linked Compensation(3)
Sumner M. Redstone	$1,312,500	$4,500,000	$4,500,000	$10,312,500	87%
Philippe P. Dauman	2,625,000	9,000,000	9,000,000	20,625,000	87%
Thomas E. Dooley	1,875,000	7,125,000	7,200,000	16,200,000	88%
Michael D. Fricklas	911,250	1,725,000	2,250,000	4,886,250	81%
Denise White	625,000	625,000	600,000	1,850,000	66%
(1)	Amounts represent 75% of annualized salary, target bonus amount and, for comparability purposes, annual equity award to reflect our nine-month fiscal year.
(2)	Amounts reflect annual equity awards for each NEO and do not include one-time equity awards that may be granted upon initial entry into, or renewal of, employment agreements. Messrs. Redstone, Dauman and Dooley receive their target equity awards in the form of stock options and PSUs, and Mr. Fricklas and Ms. White receive their target equity awards in the form of stock options and RSUs. Target annual equity award values are unchanged since 2006 for Messrs. Redstone, Dauman and Dooley, and since 2007 for Mr. Fricklas. See “Compensation Program Design – Equity Awards” below for information on the awards granted and how value is calculated.
(3)	Performance-based compensation includes target bonus amounts, stock options and PSU awards, each of which represents a form of compensation for which a set level of performance, whether it be company performance or stock performance, is required to realize compensation from the award. Equity-linked compensation includes RSUs, for which continued employment is the sole criteria for receipt but which have a value to the NEO that fluctuates with our stock price.

The table below shows how performance is reflected in the Committee’s decisions on annual bonus amounts for our nine-month fiscal year 2010 and the prior three 12-month fiscal years. The performance goals for our fiscal year 2010 bonus program and information on how the Committee determined the 2010 bonus amounts are discussed under “Compensation Program Design – Annual Performance-Based Bonus” below.

NEO	Employment Agreement Terms – Fiscal Year 2010		Annual Performance-Based Bonus
			FY 2010		2009	2008	2007
	Base Salary(1)	Target Bonus(1)	Amount(1)	% of Target Bonus	% of Target Bonus	% of Target Bonus	% of Target Bonus
Sumner M. Redstone	$1,312,500	$4,500,000	$ 5,625,000	125%	132%	83%	100%
Philippe P. Dauman	2,625,000	9,000,000	11,250,000	125%	132%	83%	100%
Thomas E. Dooley	1,875,000	7,125,000	8,906,250	125%	132%	83%	100%
Michael D. Fricklas	911,250	1,725,000	2,150,000	125%	119%	83%	111%
Denise White	625,000	625,000	775,000	124%	126%	83%	N/A
(1)	Amounts represent 75% of annualized salary and target bonus to reflect our nine-month fiscal year.

Compensation Program Design

The following section provides additional detail on our compensation philosophy, components of compensation and how our programs are designed and complement each other.

Employment agreements are standard in our industry for top executives, and are important for recruiting purposes as well as for their restrictive and other covenants. Each of our NEOs has an employment agreement in which the Committee sets the components of compensation and initial compensation levels. Compensation levels are generally reviewed annually to ensure they remain competitive. The key terms of our NEO employment agreements are described below and in the narrative following the Fiscal Year 2010 Summary Compensation Table.

The Committee considers each component of compensation individually and in the aggregate as part of its pay for performance approach, with its general goal being that a large part of the compensation package be performance-based and/or equity-linked rather than guaranteed cash. Each component is designed to serve a specific purpose and is evaluated both separately and in light of the overall value of the award. The components of our compensation packages generally include:

Component	Compensation Profile	Rationale
Base Salary	Guaranteed; Merit increases reflect performance	Rewards individual experience, performance and tenure, and considers competitive market data
Annual Cash Bonus	Performance-Based	Rewards annual company operating and strategic performance and individual performance during the year
Annual Equity Awards	Performance-Based and/or linked to stock performance

Multi-year vesting periods and/or performance conditions are designed to motivate employees to focus on long-term growth and creating stockholder value, as well as to provide retentive value for us.

•  Stock options: vest in equal annual installments over 4 years

•  PSUs: have a performance period of at least 3 years

•  RSUs: vest in equal annual installments over 4 years

One-Time Equity Awards	Performance-Based and/or linked to stock performance	See “Annual Equity Awards” above. • Stock options: vest in equal annual installments over 4 years • PRSUs: have a performance period of 4 years
Health and Retirement Benefits	Guaranteed	Support the health and safety of our employees and provide savings mechanisms for retirement
Severance and Restrictive Covenants	Contingent	Provides capped cash payments upon termination without “cause” or resignation for “good reason” (as defined in agreement). No severance payment is made if an employee leaves voluntarily or is terminated for “cause.” Severance protections are designed to allow executives to think and act independently (balanced by our ability to terminate without “cause”) and provide consideration for restrictive covenants

Base Salary

Base salaries for our NEOs and other executive officers are generally reviewed annually by the Committee and increased at its discretion if individual performance and competitive considerations warrant. For other executives and employees, increases are made at the discretion of the executives to whom they report within approved parameters.

For a discussion of NEO base salary increases in fiscal year 2010, see “Overview – Fiscal Year 2010 Named Executive Officer Compensation” above.

Annual Performance-Based Bonus

Our annual bonuses are paid under our Short-Term Incentive Plan (“STIP”), which is a broad-based program that we use to incentivize and reward management at all levels to obtain superior operating, strategic and individual results during a particular year. Prior to the start of fiscal year 2010, the Board of Directors approved a fiscal year 2010 budget that, consistent with prior years, contained challenging targets to drive growth. The Committee then established performance goals for our fiscal year 2010 bonus program that are directly linked to our achievement of the budget’s goals as well as strategic qualitative objectives. The ability of a participant to realize a bonus at target levels is directly linked to the achievement of results at budget, and company performance above budgeted levels is required to achieve a bonus amount above target.

In fiscal year 2010, approximately 5,200 of our 10,900 employees participated in the STIP. Our business unit multipliers in 2010 ranged from 25% to 130% of target, and in fiscal year 2009, they ranged from 20% to 135% of target. Our NEOs participate in the Senior Executive STIP, a plan that contains a separate financial performance goal and is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The design of our STIP program is reviewed and approved by the Committee each year. Key elements of the design for our fiscal year 2010 STIP include the following:

Minimum and Maximum Bonus Amounts

•

Based on the achievement of the performance goals set by the Committee, as well as individual performance, cash bonus amounts can range from a threshold of 0% to a maximum of 200% of an individual’s target bonus amount.

•	For a discussion of NEO target bonus increases in fiscal year 2010, see “Fiscal Year 2010 Named Executive Officer Compensation” above.

Performance Goals Overview

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Our performance goals relate to achievement of operating income (weighted 60%), free cash flow (weighted 20%) and qualitative objectives (weighted 20%). Our qualitative objectives in fiscal year 2010 were, for corporate (including all of our NEOs), achievement of company-wide strategic initiatives; for MTV Networks and BET Networks, achievement of ratings growth at their respective networks; for Paramount Pictures, implementation of cost reduction initiatives; and for all STIP participants, continued fulfillment of corporate goals, compliance and policy objectives.

➢	Operating income and free cash flow performance goals are used because they encourage executives to achieve superior operating results while taking into account appropriate cost management.
➢

Operating income and free cash flow performance is determined relative to our operating budget. Bonuses for corporate executives are based on corporate performance; bonuses for divisional executives are based on the performance of their division or, in many cases, smaller business units.

Setting Performance Goals

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When setting the range of performance goals for operating income and free cash flow at the outset of the fiscal year, the Committee considers our financial results from the prior year and our annual operating budget for the coming year, as approved by the Board. The budget reflects desired growth rates, strategic initiatives, the economic environment, and cyclical and seasonal factors that can impact performance, among other factors.

•	The Committee uses this information to set operating income and free cash flow performance grids for corporate and each of the divisions.
➢

Consistent with the minimum and maximum bonus amounts, a minimum performance factor of 0% and a maximum of 200% can be earned for each performance goal (including the qualitative goals) before the respective weightings are applied.

➢

Achievement of operating income and free cash flow at budget equates to a performance factor of 100% on each performance grid. We believe our budgeting process is rigorous and results in goals that are meaningful and challenging, the achievement of which is designed to drive stockholder value.

➢	The performance range on the grids is 25% to 200% of the target bonus amount, with performance below the level required to generate a payout of 25% resulting in a performance factor of 0%.
➢

The Committee sets the payout slopes on each grid from 25% to 100% and 100% to 200% in a manner that is designed to encourage overachievement within reasonable limits and penalize underachievement within reason, recognizing the need to encourage performance throughout the year, even in difficult conditions.

The following table sets forth the corporate performance goals that applied to our NEOs in fiscal year 2010, with the bottom of the performance range equal to a performance factor of 25% and the top of the range equal to a performance factor of 200%. The Committee determined that the corporate performance multiplier for fiscal year 2010 was 113%, as shown in the table.

Performance Goals	Performance Range(1) (in millions)	Fiscal 2010 Performance (in millions)	Resulting Performance Factor	Weighting	Weighted Performance Factor
Operating income	$1,482 – 2,477	$2,142(2)	106%	60%	63%
Free cash flow	345 – 1,290	1,049(3)	146%	20%	29%
Qualitative objectives	N/A	N/A	105%	20%	21%
Corporate performance multiplier					113%
(1)	The operating income performance range reflects growth of (20)% to 34% over the comparable nine-month period in 2009. The free cash flow performance range reflects growth of (62)% to 41% over the comparable nine-month period in 2009, which, due to the fiscal year end change, reflects the impact of period-over-period changes in the timing of Paramount’s film release schedule and related revenues and expenses.
(2)	Operating income for STIP purposes was reduced to $2.142 billion (from our reported operating income of $2.207 billion) principally related to the inclusion of certain losses incurred in the Harmonix business prior to its classification as a discontinued operation as of September 30, 2010.
(3)	We define free cash flow, which is a non-GAAP measure, as cash flow provided by operations minus capital expenditures.

Committee Determination of Bonus Amounts

•

For corporate and each of the divisions, the Committee reviews actual fiscal year financial performance compared to the goals set by the Committee at the beginning of the year and Mr. Dauman’s assessment of the achievement of the qualitative factors. That performance multiplier is then applied to the aggregate target bonus amounts for each STIP participant (by division) to create the recommended aggregate dollar amount of the corporate and divisional bonus pools.

•

The Committee may consider other financial or qualitative factors significant to the year, such as the extent to which the performance targets were met in ways that related to the fundamentals of the business and furthered our long-term interests as well as the appropriateness of excluding unusual expenses or impacts on financial results, such as the classification of Harmonix as a discontinued operation, which it believes have the effect of distorting the performance goals.

•

The Committee then determines, in its discretion, the final amount of each performance multiplier and bonus pool. Once the bonus pools are established, individual bonus amounts are increased or decreased based on individual performance so long as the total amount of the bonus pool is not exceeded.

Individual NEO Performance

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The Committee also approves individual bonus amounts for the executives within its oversight, which includes all of the NEOs. Mr. Dauman makes specific bonus recommendations for each of those executives other than Mr. Redstone, Mr. Dooley and himself. Given our accomplishments in fiscal year 2010, the Committee decided to increase each of the NEOs bonus amounts above the amount produced by the corporate performance multiplier. Specifically, in addition to the accomplishments discussed earlier in this section:

➢

Mr. Redstone continued to oversee the activities of the Board of Directors. Under his leadership and vision, the Company exceeded its budgeted financial targets, enhanced its financial position and strengthened its overall business in a difficult economic environment.

➢

Mr. Dauman and Mr. Dooley continued to provide strategic leadership and management for our company. They and their senior executive teams executed on key operational goals such as program ratings improvement, strengthening relationships with key partners, increasing cost-effectiveness in our operations, and returning capital to our stockholders while maintaining a solid financial position. They achieved strong financial results while continuing to navigate economic challenges and positioning the company well for the future. They continued to make improvements to our operating model, resulting in improved margins, record ratings and box office performance, and significantly increased affiliate revenues. Also under their leadership, the company achieved strong advertising price increases in the “upfront” selling process which positions the company well for fiscal year 2011.

➢	Mr. Fricklas and Ms. White participated in and advised the senior management team and:

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Mr. Fricklas provided leadership on a wide variety of matters, including copyright protection strategy, brought to successful conclusion a number of disputes, contributed to the negotiation of a multi-year licensing agreement for the streaming of EPIX titles by Netflix, and continued to enhance the legal function across Viacom and its divisions; and

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Ms. White continued to enhance the human resources function company wide, providing leadership on the company’s talent management program to improve the quality and depth of our management team, and enhancing the design of our benefits and compensation programs.

Senior Executive STIP

Under the Senior Executive STIP, the Committee establishes an annual performance target that is in addition to the performance goals under the STIP. If the annual performance target is met, the NEO’s bonus amount is determined by the Committee in the manner described above, notwithstanding that the Senior Executive STIP provides for a maximum allowable bonus amount of eight times base salary subject to downward adjustment. In fiscal year 2010, the performance target for the Senior Executive STIP related to the achievement of at least $1.592 billion of operating income. As discussed above, our fiscal year 2010 operating income for purposes of the Senior Executive STIP was $2.142 billion.

Equity Awards

Our Long-Term Management Incentive Plan (“LTMIP”) is a broad-reaching program that motivates management to focus on long-term growth and the performance of our stock price, and provides retentive value to us through multi-year vesting schedules for equity awards. In fiscal year 2010, approximately 1,370 employees participated in the LTMIP.

The Committee approves all of our equity awards, which have historically taken the form of (i) stock options, (ii) RSUs and (iii) PSUs. Occasionally, the Committee may grant our executives other types of equity awards, such as the PRSUs granted to Messrs. Dauman and Dooley in connection with their employment agreement renewals as discussed above. The Committee determines, either by employment agreement or at the time of grant, the appropriate type, combination and value of each equity award. The target values for our NEO equity awards are specified in their employment agreements.

Fiscal Year 2010 Annual Equity Awards

Our annual equity awards to NEOs in fiscal year 2010 were granted at the target values in their employment agreements and are set forth in the table below. PSUs are granted on January 1 of each year and stock options and RSUs are granted at the meeting of the Compensation Committee that takes place in May or June of each year.

NEO	Award Type	Award Percentage of Target Value	Number of Class B Shares Underlying Award(1)	Vesting or Performance Period	Exercise Price/Performance Conditions(2)
Sumner M. Redstone	Stock Options	50%	305,449	4 years	$32.55
	PSUs	50%	100,638	3 years	Performance relative to S&P 500 companies
Philippe P. Dauman	Stock Options	50%	610,998	4 years	$32.55
	PSUs	50%	201,275	3 years	Performance relative to S&P 500 companies
Thomas E. Dooley	Stock Options	50%	488,798	4 years	$32.55
	PSUs	50%	161,020	3 years	Performance relative to S&P 500 companies
Michael D. Fricklas	Stock Options	40%	122,200	4 years	$32.55
	RSUs	60%	55,300	4 years	Time-vesting only
Denise White	Stock Options	40%	28,513	4 years	$32.55
	RSUs	60%	12,903	4 years	Time-vesting only
(1)	The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant. Stock options have an 8 year term until expiration. The number of RSUs granted is determined by dividing the value of the award by the closing market price of our Class B common stock on the date of grant ($32.55). For PSUs, the number shown in the above table equals the target number of PSUs, and was determined by dividing the value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.
(2)	Stock option exercise price is equal to the closing market price of our Class B common stock on the date of grant (June 8, 2010). See “Performance Share Units” below for additional detail on the PSU performance conditions.

Fiscal Year 2010 One-Time Equity Awards

The one-time stock option and PRSU grants awarded to Messrs. Dauman and Dooley in connection with their employment agreement renewals are set forth in the table below.

NEO	Award Type	Number of Class B Shares Underlying Award(1)	Vesting or Performance Period	Exercise Price/Performance Conditions(2)
Philippe P. Dauman	Stock Options	2,000,000	4 years	$35.87
	PRSUs	1,000,000	4 years	Operating Income and Free Cash Flow performance under the STIP
Thomas E. Dooley	Stock Options	1,600,000	4 years	$34.16
	PRSUs	800,000	4 years	Operating Income and Free Cash Flow performance under the STIP
(1)	The stock options and PRSUs were granted pursuant to the terms of Mr. Dauman and Mr. Dooley’s employment agreement renewals. For PRSUs, the number shown in the table represents the target number of PRSUs underlying the award, and the minimum and maximum number of shares that may be delivered to the executive are discussed in detail under “Performance Restricted Share Units” below. Stock options have an 8 year term until expiration.
(2)	Stock option exercise price is equal to the closing market price of our Class B common stock on the date of grant (April 20, 2010 for Mr. Dauman and June 2, 2010 for Mr. Dooley). See “Performance-Based Restricted Share Units” below for additional detail on the PRSU performance conditions.

Use of Stock Options, RSUs, PSUs and PRSUs

The Committee believes it is appropriate for members of senior management other than Messrs. Redstone, Dauman and Dooley to receive annual equity awards that are comprised of a mix of stock options and RSUs. Stock options are more sensitive to the stock price and have no value if the share price is less than the price on the date of grant. In contrast, RSUs always have value equal to our stock price, but for any particular award value, an executive will receive fewer RSUs than stock options. Therefore, RSUs appreciate relatively less as the stock price rises, but continue to have value as the stock price declines and accordingly provide motivation and retentive value in down markets. Similarly, for any particular award value, RSUs are less dilutive to stockholders than stock options. In addition, the accounting associated with PSUs results in a higher expense to us than stock options or RSUs, which generally have similar or greater value to employees. For these reasons, the Committee believes that a ratio of 40% stock options and 60% RSUs appropriately balances the goals of providing performance incentives, retention value and shareholder alignment with the cost of the awards to us.

Messrs. Redstone, Dauman and Dooley receive annual equity awards that are comprised of stock options and PSUs as specified in their employment agreements. The Committee’s decision to continue to grant PSUs to Messrs. Redstone, Dauman and Dooley was made after a careful review of the extent to which the PSUs were an effective tool to motivate those executives’ performance in the long-term interests of the company. In connection with Messrs. Dauman’s and Dooley’s employment agreement renewals, the Committee reviewed their overall mix of compensation elements and decided that there was continued value in retaining PSUs for Messrs. Redstone, Dauman and Dooley because (i) they have overall corporate oversight and responsibility and therefore a greater ability to impact stockholder value than other executives and employees, and that the PSU grants continue to provide pay for performance in creating stockholder value and (ii) PSUs are a complex award but are understood by those executives, and therefore can appropriately incentivize them to generate stockholder value. Similarly, the one-time PRSU awards made to Mr. Dauman and Mr. Dooley have an “at risk” component to incent the achievement of company performance goals. The maximum and minimum parameters for the PSUs and PRSUs were designed to balance the Committee’s objectives of incenting performance in a way that enhances stockholder value and the retention of valuable executives. The target values for the awards were set in connection with the Committee’s objectives for the overall compensation package, which included detailed consideration of other recent employment agreements in the entertainment industry.

Performance Share Units

PSU awards are made in the form of a target grant. The target number of PSUs is equal to the target award value divided by the average closing price of our Class B common stock during the 10 trading days ending on the date of grant. The number of shares of Class B common stock the executives ultimately receive at the end of the measurement period depends on the total shareholder return (“TSR”) of our Class B common stock measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”). The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group is used to calculate the number of shares received. The maximum payout is 300% or 200% of the target award, as applicable, which the executive would be eligible to receive if our stock outperformed every other company in the reference group. The payout schedule for the awards is set forth in the following table.

Schedule(1)
• If Viacom achieves less than the 25th percentile TSR, the award of PSUs will be forfeited, unless the EPS hurdle is met
• If Viacom achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target award, subject to adjustment if the EPS hurdle is met
• If Viacom achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target award
• If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the S&P 500 for TSR), the number of shares to be delivered under the award will be 300% of the target award
(1)	For achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective shares delivered at such percentiles, subject to adjustment between the 25th and 50th percentile, if the EPS hurdle is met.

EPS Hurdle

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The EPS, or earnings per share, hurdle is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control.

•

If we achieve less than the 50th percentile TSR during the measurement period but achieve the EPS hurdle, the executive would receive the average of his target award and the award he would have earned under the above schedule.

•

For the 2010 PSU grants, the Committee set the EPS hurdle as achievement of compound annual growth of EPS from continuing operations that is greater than the average compound annual EPS growth rate for the companies in the reference group during the measurement period of 2010 – 2012.

This is a challenging, relative metric, and whether we will meet the hurdle is uncertain until 2012 financial results are determined.

Performance Restricted Share Units

PRSUs represent a right to receive a number of shares of Class B Common Stock over four performance periods, with a target number of shares (a “Target PRSU Award”) to be delivered in respect of each performance period. The performance periods are each of the first four full fiscal years starting after the execution of the employment agreement providing for the PRSU grant. The minimum and maximum number of shares that will be delivered to an executive in respect of any performance period is 75% and 125%, respectively, of the Target PRSU Award. The number of shares of Class B common stock the executive ultimately receives at the end of each performance period depends on a “Current Achievement Percentage” calculated for the performance period as follows: 75% of the Current Achievement Percentage is calculated as a ratio of the achievement of operating income for the current performance period to the operating income goals established for the current performance period under the Senior Executive STIP; 25% of the Current Achievement Percentage is calculated as a ratio of the achievement of free cash flow for the current performance period to the free cash flow goals for the current performance period under the Senior Executive STIP; and in no event may either component ratio exceed 200%. The Current Achievement Percentage for the current performance period is then averaged with the Current Achievement Percentages for any prior performance periods to produce a “Cumulative Achievement Percentage” on which the payout is based, according to the following schedule.

Schedule(1)
• If the Cumulative Achievement Percentage is 75% or less, the number of shares to be delivered under the award will be 75% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 100%, the number of shares to be delivered under the award will be 100% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 125% or more, the number of shares to be delivered under the award will be 125% of the Target PRSU Award
(1)	For a Cumulative Achievement Percentage at an intermediate point between 75% and 100%, or between 100% and 125%, the number of shares to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages.

Benefits

We provide traditional benefit plans and programs to our executives and employees on the same relative basis with few exceptions, which are described under “Perquisites” below. Our retirement and savings plans provide certain guaranteed compensation for our executives and employees, with multi-year vesting schedules designed to encourage retention. These plans include:

•	a tax-qualified defined benefit Pension Plan;
•	a tax-qualified defined contribution 401(k) Plan and Excess 401(k) Plans;
•	Bonus Deferral Plans, which allow the executive to elect to defer a portion of his or her annual cash bonus amount; and
•	health coverage, life insurance, disability benefits and other similar benefits.

For more detail on our benefit plans, see the narratives following the “Fiscal Year 2010 Pension Benefits” and “Fiscal Year 2010 Nonqualified Deferred Compensation” tables.

Perquisites

We generally provide few perquisites to our NEOs. However, we and the Committee believe that some perquisites, as discussed below and in the footnotes to the “Fiscal Year 2010 Summary Compensation Table,” are appropriate for the reasons discussed below. The executives are taxed as appropriate on these perquisites and we do not gross up our NEOs for these taxes.

•

Our NEOs may be eligible to occasionally use the Viacom aircraft for personal use. Mr. Dauman may use the Viacom plane to travel to meetings of the other board of directors on which he serves, and we consider amounts related to such travel to be a perquisite.

•

We have a car and driver in New York, which are provided to Mr. Redstone and Mr. Dauman for security reasons and are occasionally used for business purposes by other executives. Mr. Redstone is also provided with a car and driver in his hometown of Los Angeles. Any personal use of a car and driver by either Mr. Redstone or Mr. Dauman, including commuting, is considered a perquisite.

•

Under their employment agreements, certain of our NEOs receive life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally. This incremental amount is considered a perquisite. We pay the premiums for these life insurance benefits and do not generally provide any other death benefit such as salary continuation. In 2010, we provided $5,000,000 in coverage for each of Messrs. Dauman, Dooley and Fricklas.

Our NEOs also receive occasional tickets to company events, DVDs and merchandise related to our businesses. For business purposes, an NEO’s spouse may also accompany him or her from time to time to these events. These items involve a de minimis or no incremental cost to us, and we believe they serve a legitimate business purpose.

Severance and Restrictive Covenants

The Committee believes that providing certain severance benefits is important to attract and retain high-caliber executives in our industry and provide consideration for the executive’s commitments under the employment agreement. For non-contractual employees, we also maintain more broad-based severance plans that generally provide our employees with a set number of weeks of severance.

Our NEO agreements (other than Mr. Redstone’s) provide for cash payments upon termination without “cause” or resignation for “good reason.” For Messrs. Dauman and Dooley, these payments are generally capped at three years of base salary and bonus amount in the year of termination, subject to adjustment if fewer than three years remain in the employment term. For Mr. Fricklas and Ms. White, these payments are generally capped at the lesser of two years of base salary and bonus amount in the year of termination or the remaining cash compensation payable under the agreement. No payment is made if an employee leaves voluntarily or is terminated for “cause.” The employment agreements define “good reason” and “cause.”

Receipt of severance is conditioned on the employee’s continuing compliance with certain restrictive and other covenants. Typical restrictive covenants in our employment agreements include commitments not to compete with our company during the term of the agreement, not to solicit our employees to leave our company within a specified time frame, and to protect our confidential information, among other commitments.

For detail on the severance obligations we may have to our NEOs upon termination of employment, see the section “Potential Payments upon Termination or Change-In-Control.” These obligations were negotiated at the time we entered into each NEO’s employment agreement.

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we generally structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Any individual base salary we pay over $1,000,000 is not tax deductible. The performance-based compensation we pay in the form of annual cash bonus amounts under our Senior Executive STIP is designed to comply with the requirements of Section 162(m) and therefore be tax deductible. In addition, our stock option and PSU grants under the LTMIP contain performance and/or market conditions and are designed to be Section 162(m) compliant. RSUs with time-vesting only and the minimum guaranteed payout under the PRSUs are not tax deductible to the extent they result in compensation that exceeds the $1 million limit under Section 162(m).

Our deferred compensation arrangements, including those in our employment agreements and compensation and benefit plans, are designed to comply with Section 409A of the Internal Revenue Code.

Risk Assessment of Compensation Programs

We review our compensation programs company-wide to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us. For example, our STIP and LTMIP, which are our two primary, company-wide compensation programs, balance each other by providing compensation that rewards short-term and long-term performance. The STIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allowing the Compensation Committee to determine the final amounts of all bonuses, and the LTMIP provides balanced incentives through a mix of equity awards such as performance share units, performance restricted share units, stock options and restricted share units, which have varying vesting schedules and levels of performance and/or market conditions to encourage long-term growth and provide retentive value. In addition, we have various policies, such as our “clawback” policy, that are designed to discourage undue risk-taking or manipulation of results. These conclusions have been vetted with the Compensation Committee.

Compensation Decision Process and Compensation Policies

Compensation Committee Composition

Compensation decisions for our NEOs, other executive officers and certain key divisional executives are made by the Committee. During fiscal year 2010, the Committee was comprised of three independent directors, Blythe J. McGarvie, Frederic V. Salerno (Chair), and William Schwartz. On November 10, 2010, the Board appointed an additional independent director, Charles E. Phillips, Jr., to the Committee. The Committee has the sole decision-making authority for the compensation of our NEOs and, under its Charter, may not delegate this authority in connection with any material element of NEO compensation. As discussed below, the Committee considers information and recommendations from several sources when making its compensation decisions.

Management’s Role

The Committee interacts with management regarding our executive compensation initiatives and programs. For our senior executives other than Messrs. Redstone, Dauman and Dooley, the proposed terms of new employment agreements and annual merit compensation reviews, if any, are initially discussed by Mr. Dauman and Ms. White (except with respect to her own agreement), with input from the executive to whom the NEO directly reports (if other than Mr. Dauman). The proposed terms of the agreements are presented to the Committee for consideration and approval. All of our NEOs have input into the compensation decisions for the executives and employees who report to them.

The Committee, with the input and assistance of its independent compensation consultant and outside legal counsel, independently led the discussions and determinations made on the renewals of the employment agreements of Mr. Dauman and Mr. Dooley, and on the 2010 merit increases for Messrs. Redstone, Dauman and Dooley, discussed above under “Overview—Fiscal Year 2010 Performance.”

Mr. Dauman, Mr. Dooley and Ms. White also participate in STIP and LTMIP design discussions, including recommendations with respect to performance targets, the results of which are presented to the Committee for consideration and determination. They may provide input to the Committee and/or the Board, as appropriate, from time to time on benefits, retirement programs and other matters related to our Human Resources function.

Independent Compensation Consultant

Since January 1, 2006, the Committee has retained the services of an independent compensation consultant with particular expertise in compensation matters for media and entertainment companies. Pay Governance, the Committee’s independent compensation consultant, is engaged by, and reports directly to, the Committee. See “Our Board of Directors—Compensation Committee” for additional information.

Use of Independent Outside Counsel

Since 2006, the Committee also retained regular outside legal counsel, who is not one of management’s outside legal advisors on compensation matters. The Committee’s counsel provides advice and performs other duties as the Committee may request from time to time, including attending Committee meetings on request, reviewing documents relating to the Committee’s work, and participating in negotiations on behalf of the Committee.

The Entertainment Industry and Use of Peer Company Data

The Committee considers information about the practices of our media and entertainment industry peer companies and other comparable public companies, as well as evolving market practices, because it believes that reviewing this information is appropriate to ensure that it makes informed compensation decisions. The Committee does not benchmark the compensation of any executive over which it has oversight to any particular percentile, or range of percentiles, of peer company data. Rather, the Committee considers the compensation levels for similar executive positions at our peer companies as only one factor in its decision-making process. One reason for this is that the structure and organization of other companies, as well as the duties, responsibilities, tenure and talents of executives at other companies, often vary considerably. Specifically, Pay Governance provides the Committee with analysis of information about the other major, diversified media and entertainment industry companies, The Walt Disney Company, Time Warner Inc., News Corporation, NBC Universal and CBS Corporation. The Committee may also consider information provided by Pay Governance on a broad industry peer group, which, in fiscal year 2010, was comprised of the following companies: Altria Group, Inc., AT&T Inc., Cablevision Systems Corporation, CBS Corporation, Cisco Systems, Inc., The Coca-Cola Company, Comcast Corporation, Dell, Inc., Gannett Co., Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, News Corporation, PepsiCo, Inc., The Procter & Gamble Company, Qwest Communications International Inc., Sprint Nextel Corporation, Time Warner Inc., Verizon Communications Inc., The Walt Disney Company and Yahoo! Inc. In addition, the Committee generally monitors compensation best practices and considers alternatives for compensation program design by reference to their own experience and judgment, as well as to the experience and practices of other large public companies and expert commentary, but does not refer to any set group of companies for this purpose.

Individual Considerations

Individual qualifications are another key factor in the Committee’s compensation decisions. The Committee considers the executive’s professional experience, tenure and accomplishments at our company and/or within the industry, the executive’s individual performance if he or she is an existing employee, the executive’s compensation history, compensation levels of executives at comparable levels within the company, competitive conditions, management development and succession planning activities and input from Pay Governance. Several of our NEOs and many of our divisional executives have been affiliated with Viacom for many years and this is reflected in their compensation packages.

Clawback Policy: Adjustment to Bonuses/Equity Awards in the Event of a Restatement

Since 2006, the Committee has had a policy under which it reserves the right to require, at any time, any of our employees or former employees to return all or a portion of the bonus and/or equity compensation the employee receives if any of the performance goals or quantitative factors considered in determining the amount of the award are restated in a manner that would have affected the amount if known prior to the grant, or, with respect to bonus amounts, if such restatement alters the Committee’s assessment of the employee or former employee’s individual performance in a manner that warrants reduction. The Committee may also require employees to return certain compensation as a result of their material breach of certain restrictive covenants under various agreements. Our incentive plans expressly reserve these powers to the Committee.

Change-in-Control

As further discussed in the section “Potential Payments Upon Termination or Change-In-Control,” we do not have any plans or arrangements that provide for payments or accelerated vesting of incentives solely in connection with a change in control of Viacom. The employment agreements of Messrs. Dauman and Dooley provide for an excise tax gross-up payment with respect to certain activities related to a change in control that occurs prior to December 31, 2013. The payment would be made if (a) there is a change in control, (b) the executive is terminated without cause or resigns for good reason as a result of the change in control and (c) his severance amount subjects him to certain related excise taxes. Except for the new sunset provision, the gross-up provision was carried over from prior employment agreements.

Pledges and Hedges of Viacom Stock

Our executive officers are prohibited from hedging or pledging any Viacom securities that they hold directly. (This prohibition does not apply to pledges of stock by National Amusements, Inc., of which Mr. Redstone is the controlling stockholder.) In addition, all of our employees are prohibited from engaging in short sales of our stock and may not hedge or pledge equity compensation.

Wealth Accumulation

The Committee does not consider past wealth accumulation in connection with its compensation decisions. The Committee is focused on ensuring that a large part of our NEOs’ compensation package is performance-based and believes that executives and employees should not be penalized in future years for strong performance in prior years, and that all employees, regardless of individual financial situation, should have a compensation package that is competitive for their respective position. Further, the Committee believes the Company’s ability to retain employees is diminished if pay is not at competitive levels.

Timing of Equity Grants

We protect against issues associated with timing of equity awards by granting them on an annual basis at regular Committee meetings generally scheduled more than a year in advance. Since 2006, the Committee has made our annual equity grants to senior executives and other employees at the meeting of the Committee held in connection with our Annual Meeting, other than contractual PSU grants made to Messrs. Redstone, Dauman and Dooley, which are granted on January 1 of each year pursuant to the terms of their employment agreements. Although the timing of our Annual Meeting has changed in connection with our change in fiscal year, we plan to continue to grant annual equity awards at the regular Committee meeting that takes place in May or June of each year. Stock option exercise prices and the values of the annual equity grants are determined based on the closing price of our Class B common stock on the date of grant.

For certain newly hired executives, and rarely upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. In the case of stock options, these grants are made 3 to 10 days after the later of Committee approval, the execution of the employment agreement by both parties or commencement of employment and have an exercise price based on the closing price of our Class B common stock on the date of grant.

Repricing of Stock Options

Our LTMIP prohibits the repricing of stock options.

Executive Stock Ownership Requirements

Given the significant stock ownership of Messrs. Redstone, Dauman and Dooley, as well as the significant equity holdings (with multi-year vesting schedules) of our executive team, the Committee believes senior management is appropriately incented to manage the business in line with stockholders’ interests and has not established specified executive stock ownership requirements.

Fiscal Year 2011 STIP Design

Except for the change in the length of the relevant period resulting from our change in fiscal year (to twelve months versus nine months for fiscal 2010) and the adoption of new financial targets for the upcoming year, our fiscal year 2011 STIP design is substantially the same as it was in fiscal year 2010. The 2011 qualitative objectives include: (i) for corporate employees, furtherance and achievement of the company-wide strategic initiatives contemplated in the budgeting and long-range planning processes, (ii) timely adherence to achievement of corporate goals, compliance and policy objectives and (iii) specific strategic goals for each of the divisions.

FISCAL YEAR 2010 SUMMARY COMPENSATION TABLE

The following table presents information on the total compensation for our NEOs in the nine months ended September 30, 2010 (“fiscal year 2010”), the twelve months ended December 31, 2009 (“fiscal year 2009”) and the twelve months ended December 31, 2008 (“fiscal year 2008”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(2)			Option Awards ($)(2)			Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(7)	Total Excluding One-Time Stock and Option Awards ($)	Total ($)
			Annual	One-Time	Total	Annual	One-Time	Total

Sumner M. Redstone Executive Chairman and Founder	2010	$1,312,500	$5,089,264	–	$5,089,264	$3,000,000	–	$3,000,000	$5,625,000	$2,216	$4,650	$15,033,630	$15,033,630
	2009	$1,250,000	$6,344,447	–	$6,344,447	$3,000,005	–	$3,000,005	$6,270,000	$13,061	$6,002	$16,883,515	$16,883,515
	2008	$1,250,000	$5,619,374	–	$5,619,374	$3,000,005	–	$3,000,005	$3,942,500	$20,891	$151,937	$13,984,707	$13,984,707
	2007	$1,000,000	$5,418,227	–	$5,418,227	$2,999,997	–	$2,999,997	$3,500,000	$2,543,500 (5)	$140,451	$15,602,175	$15,602,175
Philippe P. Dauman President and Chief Executive Officer	2010	$2,625,000	$10,178,477	$31,654,832	$41,833,309	$6,000,000	$22,620,000	$28,620,000	$11,250,000	$45,793	$141,206	$30,240,476	$84,515,308
	2009	$2,500,000	$12,688,932	–	$12,688,932	$5,999,997	–	$5,999,997	$12,540,000	$37,911	$243,150	$34,009,990	$34,009,990
	2008	$2,500,000	$11,238,665	–	$11,238,665	$5,999,999	–	$5,999,999	$7,885,000	$74,348	$296,820	$27,994,832	$27,994,832
	2007	$2,000,000	$10,836,383	–	$10,836,383	$5,999,994	–	$5,999,994	$7,000,000	$16,380 (6)	$264,326	$26,117,083	$26,117,083
Thomas E. Dooley Senior Executive Vice President and Chief Operating Officer	2010	$1,875,000	$8,142,781	$24,201,887	$32,344,668	$4,799,996	$16,672,000	$21,471,996	$8,906,250	$41,595	$12,211	$23,777,833	$64,651,720
	2009	$2,000,000	$10,151,123	–	$10,151,123	$4,799,997	–	$4,799,997	$10,032,000	$31,318	$11,982	$27,026,420	$27,026,420
	2008	$2,000,000	$8,990,949	–	$8,990,949	$4,799,997	–	$4,799,997	$6,308,000	$63,817	$11,532	$22,174,295	$22,174,295
	2007	$1,600,000	$8,669,107	–	$8,669,107	$4,799,995	–	$4,799,995	$5,600,000	$13,957 (6)	$32,809	$20,715,868	$20,715,868
Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2010	$911,250	$1,800,015	–	$1,800,015	$1,200,004	–	$1,200,004	$2,150,000	$255,124	$20,483	$6,336,876	$6,336,876
	2009	$1,050,000	$1,799,997	–	$1,799,997	$1,199,999	–	$1,199,999	$2,000,000	$26,501	$13,295	$6,089,792	$6,089,792
	2008	$1,050,000	$1,259,290	–	$1,259,290	$1,499,991	–	$1,499,991	$1,390,300	$126,832	$11,950	$5,338,363	$5,338,363
	2007	$1,084,875 (1)	$1,517,365	$2,499,985	$4,017,350	$1,499,999	–	$1,499,999	$1,725,000	$20,415	$30,125	$5,877,779	$8,377,764
Denise White	2010	$625,000	$419,993	–	$419,993	$279,998	–	$279,998	$775,000	$27,558	$8,250	$2,135,799	$2,135,799
Executive Vice President, Human Resources and Administration	2009	$825,000	$419,995	–	$419,995	$279,999	–	$279,999	$625,000	$36,990	$7,298	$2,194,282	$2,194,282
	2008	$768,173	$314,323	–	$314,323	$378,005	–	$378,005	$410,900	$18,927 (6)	$74,106	$1,964,434	$1,964,434
(1)	Mr. Fricklas’ 2007 base salary includes $41,346 of compensation deferred in accordance with his employment agreement prior to the time his agreement was amended to eliminate the deferral.
(2)	Reflects the aggregate grant date fair value of the equity awards granted in the respective year calculated in accordance with FASB ASC Topic 718 – Stock Compensation, not including assumed forfeitures. “Annual” awards reflect equity awards granted under our LTMIP as part of our annual equity program. “One-time” awards reflect equity awards granted under the LTMIP to the respective NEO in connection with their employment agreement renewals. See “Compensation Discussion & Analysis” for a detailed discussion of our equity program and the individual awards. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Transition Report on Form 10-K for fiscal year 2010 and the Stock Based Compensation Note to our Consolidated Financial Statements in our Annual Reports on Form 10-K for fiscal years 2009, 2008 and 2007. The amounts reported in the “Stock Awards” and “Option Awards” columns for 2008 and 2007 in the 2007 and 2008 proxy statements reflected equity compensation expense recognized in the respective year (not including assumed forfeitures), including expense we incurred in connection with the equity awards granted in the respective year, as well as continuing accounting expense for awards from prior years, in accordance with SEC rules in effect at the time of filing those proxy statements. Therefore, the amounts reported here for 2008 and 2007 are not the same as amounts reported in the proxy statement for those years.
(3)	Represents annual cash bonus amounts under the Senior Executive STIP for performance during the respective year.
(4)	Change in pension value only.
(5)	The difference between Mr. Redstone’s 2007 change in pension value of $36,022 and the amount shown in the table for 2007 is attributable to the increase in intrinsic value of Mr. Redstone’s stock option equivalents (“SOEs”) held in his deferred compensation account from September 27, 2006, the date on which the cash balance of his account was deemed invested in SOEs. The SOEs had no intrinsic value as of December 31, 2008, December 31, 2009 or September 30, 2010 and therefore the amounts shown in the table for 2008, 2009 and 2010 reflect change in pension value only. We recognized expense of $212,974 in fiscal year 2010, expense of $3,434,279 in 2009, income of $2,803,836 in 2008 and expense of $2,948,638 in 2007 related to the SOEs. For purposes of this table, we treat any increase in the intrinsic value of the SOEs as preferential since other executives and employees do not have the ability to invest their deferred salary in SOEs.

(6)	Messrs. Dauman and Dooley did not participate in the Viacom Pension Plan or the Viacom Excess Pension Plan until October 1, 2007. See the “2009 Pension Benefits” table for a discussion on the agreements we have with Messrs. Dauman and Dooley with respect to pension benefits. Ms. White did not participate in the Viacom Pension Plan or the Viacom Excess Pension Plan until October 1, 2008.
(7)	All Other Compensation includes the following amounts received in fiscal year 2010 by the NEOs:

	Additional Compensation				Perquisites
	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Dividend Equivalents on RSUs Settled in Cash	Life Insurance(a)	Personal Use of Viacom Aircraft(b)	Car Service(c)	Total
Sumner M. Redstone	–	–	–	–	–	$4,650	$ 4,650
Philippe P. Dauman	$8,575	–	–	$5,040	$118,142	$9,449	$141,206
Thomas E. Dooley	$8,575	–	–	$3,636	–	–	$ 12,211
Michael D. Fricklas	$8,575	$8,925	–	$2,983	–	–	$ 20,483
Denise White	$8,250	–	–	–	–	–	$ 8,250
(a)	Represents the incremental cost of the life insurance policy we provide in accordance with the terms of each NEO’s respective employment agreement above the cost of life insurance that would be provided to employees generally.
(b)	The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, catering, telecommunications, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year, including flights that were made to reposition the plane in connection with the personal travel from either our New York or Los Angeles locations. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane. After the reimbursement of certain amounts between CBS and us, there was no net incremental cost attributable to Mr. Redstone.
(c)	Represents incremental costs in connection with personal use of car service, including amounts attributable to commuting expenses. For security reasons, we provide Messrs. Redstone and Dauman with a shared car and driver in New York for use by them and other executives and provide Mr. Redstone with a car and driver in his hometown of Los Angeles. The amount shown above for Mr. Redstone reflects our half of the incremental cost of his personal use of the car and driver; CBS Corporation reimburses us for the other half.

An executive’s spouse or other guests may accompany him on business travel, including travel on company aircraft, in company-paid car service, and sharing a hotel room. No amounts are included in the table above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimis or no incremental cost to us include meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of tickets, DVDs and other merchandise related to our businesses.

Compensation of Viacom’s Named Executive Officers

Additional detail on the compensation of our NEOs, including decisions made on fiscal year 2011 compensation, can be found in “Compensation Discussion and Analysis.”

Sumner Redstone

Mr. Redstone became our Executive Chairman of the Board and Founder in January 2006. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and served as Chairman of the Board of Former Viacom beginning in 1987. Mr. Redstone, through NAI, is our controlling stockholder.

Cash Compensation

•

2007. In September 2006, we amended Mr. Redstone’s employment agreement to reduce guaranteed compensation in favor of performance-based compensation. Beginning January 1, 2007, Mr. Redstone’s base salary was reduced from $1.75 million to $1 million and his deferred compensation of $1.3 million per year was eliminated. His target annual cash bonus was reduced from $6.1 million to $3.5 million, subject to the achievement of performance goals established by the Committee.

•

2008. Following his annual merit compensation review by the Committee in February 2008, Mr. Redstone’s annual base salary was increased to $1.25 million, effective January 1, 2008. His target annual cash bonus was increased to $4.75 million, subject to the achievement of the performance goals established by the Committee. The increase reflected the Committee’s evaluation of Mr. Redstone’s performance as well as its desire to maintain the same relative compensation levels to Mr. Dauman.
•	2009. Mr. Redstone did not receive a salary or target bonus increase in 2009 due to a compensation freeze in light of economic conditions.
•

2010. Following his annual merit compensation review by the Committee in January 2010, Mr. Redstone’s annual base salary was increased to $1.75 million, effective January 1, 2010. His target annual cash bonus was increased to $6.0 million, subject to the achievement of the performance goals established by the Committee. The increase reflected the Committee’s evaluation of Mr. Redstone’s performance, salary history and appropriate pay levels compared to our other senior executives.

Other Provisions of Mr. Redstone’s Employment Agreement

•	Provides that Mr. Redstone receive annual equity awards through 2011 that have a target value of $6 million, 50% in stock options and 50% in PSUs.
•	Terminable at will by either party.

Philippe Dauman

Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006. From 1993 to 2000, he served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Compensation

•

2007. During 2007, Mr. Dauman’s employment agreement provided that he receive a base salary of $2 million and have a target bonus amount of $7 million, subject to the achievement of performance goals established by the Committee.

•

2008. Following his annual merit compensation review by the Committee in February 2008, Mr. Dauman’s annual base salary was increased from $2 million to $2.5 million, effective January 1, 2008. His target annual cash bonus was increased from $7 million to $9.5 million, subject to the achievement of performance goals established by the Committee. Mr. Dauman’s increase reflected his strong performance as well as the Committee’s desire to pay him at a level more comparable to CEOs at our peer companies.

•	2009. Mr. Dauman did not receive a salary or target bonus increase in 2009 due to a compensation freeze in light of economic conditions.
•

2010. Following his annual merit compensation review by the Committee in January 2010, Mr. Dauman’s annual base salary was increased to $3.5 million, and his target annual cash bonus was increased to $12.0 million, subject to the achievement of the performance goals established by the Committee, each effective January 1, 2010. The increase reflected the Committee’s evaluation of Mr. Dauman’s performance and competitive market data for our peer companies and industry peer group. In April 2010, we amended and restated Mr. Dauman’s employment agreement, extending his employment term to December 31, 2016 and reflecting the increase in salary and target bonus amount set by the Committee in January. Mr. Dauman was awarded a one-time grant of stock options to purchase 2.0 million shares of Class B common stock with an exercise price equal to the closing market price of the Class B common stock on the date of grant, which vest in four equal annual installments beginning on April 20, 2011. Mr. Dauman was also awarded a one-time grant of 1,000,000 PRSUs that will vest in four equal annual installments beginning with the fiscal year ending September 30, 2011, and will deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

Other Provisions of Mr. Dauman’s Amended and Restated Employment Agreement

•	Provides that Mr. Dauman receive annual equity awards that have a target value of $12 million, 50% in stock options and 50% in PSUs.
•	Provides for term life insurance in the amount of $5 million.

Thomas Dooley

Mr. Dooley has been our Senior Executive Vice President and Chief Operating Officer since May 2010. He served as our Chief Administrative Officer from September 2006 to May 2010 and our Chief Financial Officer from January 2007 to September 2010. From 1980 to 2000, Mr. Dooley served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Compensation

•

2007. During 2007, Mr. Dooley’s employment agreement provided that he receive a base salary of $1.6 million and have a target cash bonus of $5.6 million, subject to the achievement of performance goals established by the Committee.

•

2008. Following his annual merit compensation review by the Committee in February 2008, Mr. Dooley’s annual base salary was increased from $1.6 million to $2 million, effective January 1, 2008. His target annual cash bonus was increased from $5.6 million to $7.6 million, subject to the achievement of performance goals established by the Committee. The increase reflected the Committee’s evaluation of Mr. Dooley’s performance as well as its desire to maintain the same relative compensation level to Mr. Dauman.

•	2009. Mr. Dooley did not receive a salary or target bonus increase in 2009 due to a compensation freeze in light of economic conditions.
•

2010. Following his annual merit compensation review by the Committee in January 2010, Mr. Dooley’s annual base salary was increased to $2.5 million, and his target annual cash bonus was increased to $8.0 million, subject to the achievement of the performance goals established by the Committee, each effective January 1, 2010. The increase reflected the Committee’s evaluation of Mr. Dooley’s performance and competitive market data for our peer companies and industry peer group. In May 2010, we amended and restated Mr. Dooley’s employment agreement, extending his employment term to December 31, 2016 and reflecting the increase in salary and target bonus amount set by the Committee in January. Mr. Dooley was awarded a one-time grant of stock options to purchase 1.6 million shares of Class B common stock with an exercise price equal to the closing market price of the Class B common stock on the date of grant, which vest in four equal annual installments beginning on May 27, 2011. Mr. Dooley was also awarded a one-time grant of 800,000 PRSUs that will vest in four equal annual installments beginning with the fiscal year ending September 30, 2011, and will deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

Other Provisions of Mr. Dooley’s Amended and Restated Employment Agreement

•	Provides that Mr. Dooley receive annual equity awards that have a target value of $9.6 million, 50% in stock options and 50% in PSUs.
•	Provides for term life insurance in the amount of $5 million.

Michael Fricklas

Mr. Fricklas became our Executive Vice President, General Counsel and Secretary in January 2006. He first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel and served as Executive Vice President, General Counsel and Secretary of Former Viacom beginning in 2000.

Compensation

•

2007. In March 2007, we amended Mr. Fricklas’ employment agreement and reduced his guaranteed compensation in favor of performance-based compensation. His salary was reduced from $1.5 million to $1 million per year and his deferred compensation of $250,000 per year was eliminated. His target annual cash bonus was increased from $1.51 million to $1.55 million, subject to the achievement of performance goals established by the Committee. He was also awarded a one-time grant of 62,096 RSUs having a value of $2.5 million determined on the date of grant, which vest in three equal annual installments beginning on May 31, 2008.

•

2008. Following his annual merit compensation review by the Committee in February 2008, Mr. Fricklas’ annual base salary was increased from $1 million to $1.05 million, effective January 1, 2008. His target annual cash bonus was increased from $1.55 million to $1.675 million, subject to the achievement of performance goals established by the Committee.

•	2009. Mr. Fricklas did not receive a salary or target bonus increase in 2009 due to a compensation freeze in light of economic conditions.
•

2010. In connection with Mr. Fricklas’ employment agreement entered into in October 2009, Mr. Fricklas’ annual base salary was increased to $1.215 million, and his target annual cash bonus was increased to $2.3 million, subject to the achievement of performance goals established by the Committee, each effective January 1, 2010. The increase reflected the Committee’s evaluation of Mr. Fricklas’ performance and the Committee’s desire to extend his term of employment with the company.

Other Provisions of Mr. Fricklas’ Employment Agreement

•	Provides for an employment term of October 2, 2009 to June 30, 2013.
•	Provides that he receive annual equity awards with a target value of $3 million.
•	Provides for term life insurance in the amount of $5 million.

Denise White

Ms. White became our Executive Vice President, Human Resources and Administration in October 2007. She was previously General Manager at Microsoft’s Entertainment and Devices Division, having first joined Microsoft in 1990.

Compensation

•

2007. During 2007, Ms. White’s employment agreement provided that she receive a base salary of $750,000 and have a target bonus amount of $450,000, prorated from her start date of October 1, 2007. She also received a one-time grant of 30,000 RSUs on October 11, 2007, which vested in three equal annual installments beginning on October 11, 2008.

•

2008. Following her annual merit compensation review by the Committee in July 2008, Ms. White’s annual base salary was increased from $750,000 to $825,000, effective October 1, 2008, and her target annual cash bonus was increased from $450,000 to $495,000, subject to the achievement of performance goals established by the Committee.

•	2009. Ms. White did not receive a salary or target bonus increase in 2009 due to a compensation freeze in light of economic conditions.
•

2010. In July 2010, we entered into a new employment agreement with Ms. White. Her annual base salary was increased to $850,000, effective July 1, 2010. Her target annual cash bonus was increased to $850,000, subject to the achievement of performance goals established by the Committee. Ms. White’s increase reflected the Committee’s evaluation of Ms. White’s performance and the Committee’s desire to extend her term of employment with the company.

Other Provisions of Ms. White’s Employment Agreement

•	Provides for an employment term of July 1, 2010 to September 30, 2013.
•	Provides that she receive annual equity awards that have a target value of $800,000.

Generally Applicable Employment Agreement Provisions

The employment agreements of Messrs. Dauman, Dooley and Fricklas and Ms. White generally permit the executive to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom. Provisions on termination of employment under various circumstances, including treatment of equity awards and other holdings and applicable restrictive covenants, are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

FISCAL YEAR 2010 GRANTS OF PLAN-BASED AWARDS

The table below presents information on our non-equity incentive compensation plan awards under our Senior Executive STIP and our equity grants to our NEOs under our LTMIP in fiscal year 2010. The Committee made our annual LTMIP grants to our NEOs and other LTMIP eligible employees in June 2010, except for the PSU grants to Messrs. Redstone, Dauman and Dooley, which are made on January 1 of each year pursuant to the terms of their employment agreements. The one-time stock option and PRSU grants to Messrs. Dauman and Dooley were made in April and May 2010, respectively, in connection with the extension of their employment agreements. For additional information on the terms of the grants, see “Compensation Discussion and Analysis—Compensation Program Design—Equity Awards.”

Name	Grant Date	Date of Board Action, if Different from Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Type of Award		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)(6)	Intrinsic Value of Option Awards; Value of Stock Awards(7)
			Thresh- old (#)(2)	Target (#)	Maxi- mum (#)			Thresh- old (#)	Target (#)	Maxi- mum (#)
Sumner M. Redstone	1/1/10	9/22/06				PSU	(3)	25,160	100,638	301,914	–	–	–	$5,089,264	$3,642,089	(8)
	6/8/10	–				SO		–	–	–	–	305,499	$32.55	$3,000,000	$1,112,016
			$1,500,000	$6,000,000	$12,000,000
Philippe P. Dauman	1/1/10	9/4/06				PSU	(3)	50,319	201,275	603,825	–	–	–	$10,178,477	$7,284,142	(8)
	4/20/10	4/14/10				SO		–	–	–	–	2,000,000	$35.87	$22,620,000	$640,000
	6/8/10	–				SO		–	–	–	–	610,998	$32.55	$6,000,000	$2,224,033
	4/14/10	–				PRSU	(4)	750,000	750,000	750,000	–	–	–	$27,127,500	$27,142,500	(8)
	9/16/10	–				PRSU	(4)	0	130,208	260,416	–	–	–	$4,527,332	$4,712,228	(8)
			$3,000,000	$12,000,000	$24,000,000
Thomas E. Dooley	1/1/10	9/4/06				PSU	(3)	40,255	161,020	483,060	–	–	–	$8,142,781	$5,827,314	(8)
	6/2/10	5/25/10				SO		–	–	–	–	1,600,000	$34.16	$16,672,000	$3,248,000
	6/8/10	–				SO		–	–	–	–	488,798	$32.55	$4,799,996	$1,779,225
	5/27/10	5/25/10				PRSU	(4)	600,000	600,000	600,000	–	–	–	$20,580,000	$21,714,000	(8)
	9/16/10	–				PRSU	(4)	0	104,167	208,334	–	–	–	$3,621,887	$3,769,804	(8)
			$2,375,000	$9,500,000	$19,000,000
Michael D. Fricklas	6/8/10	–				RSU SO		–	–	–	55,300	122,200	$32.55	$3,000,019	$2,446,115
			$575,000	$2,300,000	$4,600,000
Denise White	6/8/10	–				RSU SO		–	–	–	12,903	28,513	$32.55	$699,991	$570,747
			$212,500	$850,000	$1,700,000
(1)	Date of Compensation Committee approval of employment agreement providing for the grant.
(2)	Threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if any bonus amount were earned. Performance below the 25% threshold earns a bonus amount of $0.
(3)	For PSUs, the threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if the market condition for the PSU awards is met, and the maximum award is 300% of the target award. The target number of PSUs is determined by dividing the target value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.
(4)	The PRSUs vest in four equal annual installments and will deliver, at the time of vesting, 75% to 125% of the target number of shares of Class B common stock underlying the PRSUs, depending on the achievement of company financial targets over four specified performance periods. Mr. Dauman’s target award was 1,000,000 PRSUs and Mr. Dooley’s target award was 800,000 PRSUs. The April 14, 2010 PRSU grant to Mr. Dauman and the May 27, 2010 PRSU grant to Mr. Dooley represent 75% of the target award the respective executive received in 2010, which is the minimum amount that could be paid when the PRSU award vests. The September 16, 2010 PRSU grants to Mr. Dauman and Mr. Dooley represent the portion of the target award that was granted upon the Compensation Committee’s approval of the specific company performance goals upon which vesting of those particular grants is conditioned. The remainder of the target award will be granted in future years once the Compensation Committee determines the performance goals upon which the vesting of those grants will be conditioned.
(5)	The number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant.
(6)	Grant date fair value assumptions are consistent with those disclosed in Note 9, Equity-Based Compensation to our Consolidated Financial Statements in our Transition Report on Form 10-K for fiscal year 2010. For PSUs, the grant date fair value takes into consideration the performance and/or market conditions applicable to the grant, and makes certain assumptions about the performance of our stock and that of the companies in the reference group for PSUs over the measurement period. Factors such as market volatility and/or possibility of a payout above target can cause dramatic changes in the accounting expense for PSU. Accordingly, the expense shown in this column may be significantly higher than the value of the awards determined in accordance with the respective NEO employment agreements.

(7)	We believe it is relevant for investors’ understanding of our NEOs’ compensation to present the current value of the awards compared to the grant date fair value, which is the total accounting expense for the fiscal year 2010 awards that we will recognize over a period of years. This information is for illustrative purposes only to demonstrate the compensation the executive might realize from the awards if they were vested and settled, or for stock options, vested and exercised, using our Class B common stock price of $36.19 as of September 30, 2010. The actual market value of the awards fluctuates daily with the price of our stock. In addition, our stock options and RSUs vest over a period of 4 years, our PSUs have measurement periods of three or more years and our PRSUs have measurement periods of four years; therefore, none of the equity awards in the above table have actually vested.
(8)	Since PSUs have a multi-year measurement period, this table assumes that the target number of PSUs was received on September 30, 2010. The actual number of PSUs the executive will receive cannot be determined until the end of the measurement period when the market conditions applicable to the PSUs can be determined. The PRSUs vest over four performance periods. This table assumes that the minimum number of PRSUs was received on September 30, 2010 and that the non-guaranteed portion was paid at target. The actual number of PRSUs the executive will receive cannot be determined until the end of each performance period when the performance conditions applicable to the PRSUs can be determined.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of September 30, 2010. Market value amounts are based on the closing price of our Class B common stock of $36.19 on September 30, 2010.

Name	Award Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sumner M. Redstone	5/23/01	366,456				$71.9096	5/23/11
	5/22/02	293,165				$60.7466	5/22/12
	5/21/03	390,887				$55.6003	5/21/13
	5/19/04	268,734				$47.5025	5/19/14
	7/1/04	488,609				$44.7906	7/1/14
	7/1/04	244,304				$44.7906	7/1/14
	5/29/07	184,275	61,425	(1)		$43.8600	5/29/15
	6/4/08	130,435	130,435	(2)		$35.2600	6/4/16
	6/3/09	57,252	171,756	(3)		$22.7000	6/3/17
	6/8/10		305,499	(4)		$32.5500	6/8/18
	1/1/08									17,155	(5)	$620,839
	1/1/09									42,421	(6)	$1,535,216
	1/1/10									25,160	(7)	$910,540
Philippe P. Dauman	1/31/01	1,465				$69.6265	1/31/11
	1/31/02	1,465				$50.4414	1/31/12
	1/31/03	1,465				$48.6251	1/31/13
	1/31/04	1,954				$50.8324	1/31/14
	1/31/05	1,954				$47.0988	1/31/15
	1/31/06	3,171				$41.4800	1/31/16
	9/8/06	1,617,251				$34.4600	9/8/14
	5/29/07	368,550	112,850	(1)		$43.8600	5/29/15
	6/4/08	260,869	260,870	(2)		$35.2600	6/4/16
	6/3/09	114,503	343,512	(3)		$22.7000	6/3/17
	4/20/10		2,000,000	(8)		$35.8700	4/20/18
	6/8/10		610,998	(4)		$32.5500	6/8/18
	1/1/08									34,310	(5)	$1,241,679
	1/1/09									84,842	(6)	$3,070,432
	1/1/10									50,319	(7)	$1,821,045
	4/14/10									750,000	(9)	$27,142,500
Thomas E. Dooley	1/3/06	7,928				$41.5900	1/3/16
	1/31/06	3,171				$41.4800	1/31/16
	9/8/06	1,293,801				$34.4600	9/8/14
	5/29/07	294,840	98,280	(1)		$43.8600	5/29/15
	6/4/08	208,695	208,696	(2)		$35.2600	6/4/16
	6/3/09	91,603	274,809	(3)		$22.7000	6/3/17
	6/2/10		1,600,000	(10)		$34.1600	6/2/18
	6/8/10		488,798	(4)		$32.5500	6/8/18
	1/1/08									27,448	(5)	$993,343
	1/1/09									67,873	(6)	$2,456,324
	1/1/10									40,255	(7)	$1,456,828
	5/27/10									600,000	(9)	$21,714,000

Name	Award Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Fricklas	1/31/01	59,460				$69.6265	1/31/11
	1/30/02	67,388				$49.8233	1/30/12
	1/29/03	99,100				$49.6089	1/29/13
	1/28/04	99,100				$50.9459	1/28/14
	1/26/05	105,640				$47.1493	1/26/13
	5/24/06	189,873				$36.7800	5/24/14
	5/29/07	92,137	30,713	(1)		$43.8600	5/29/15
	6/4/08	65,217	65,217	(2)		$35.2600	6/4/16
	6/3/09	22,900	68,703	(3)		$22.7000	6/3/17
	6/8/10		122,200	(4)		$32.5500	6/8/18
	6/3/09							59,472	(11)	$2,152,292
	6/8/10							55,300	(12)	$2,001,307
	6/4/08										9,147	(5)	$331,030
Denise White	6/4/08	16,435	16,435	(2)		$35.2600	6/4/16
	6/3/09	5,343	16,031	(3)		$22.7000	6/3/17
	6/8/10		28,513	(4)		$32.5500	6/8/18
	10/11/07							10,000	(13)	$361,900
	6/3/09							13,877	(11)	$502,209
	6/8/10							12,903	(12)	$466,960
	6/4/08										2,283	(5)	$82,622
(1)	Remaining portion of stock option grant vests on May 29, 2011.
(2)	Remaining stock option grant vests in equal annual installments on June 4, 2011 and 2012.
(3)	Remaining stock option grant vests in equal annual installments on June 3, 2011, 2012 and 2013.
(4)	Stock option grant vests in equal annual installments on June 8, 2011, 2012, 2013 and 2014.
(5)	Represents the threshold amount, or 25%, of the target award (target award was 68,621 PSUs in the case of Mr. Redstone, 137,241 PSUs in the case of Mr. Dauman, 109,793 PSUs in the case of Mr. Dooley, 36,586 PSUs in the case of Mr. Fricklas and 9,132 PSUs in the case of Ms. White), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2010 subject to satisfaction of the market criteria for the performance period.
(6)	Represents the threshold amount, or 25%, of the target award (target award was 169,683 PSUs in the case of Mr. Redstone, 339,367 PSUs in the case of Mr. Dauman and 271,493 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2011 subject to satisfaction of the market criteria for the performance period.
(7)	Represents the threshold amount, or 25%, of the target award (target award was 100,638 PSUs in the case of Mr. Redstone, 201,275 PSUs in the case of Mr. Dauman and 161,020 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2012 subject to satisfaction of the market criteria for the performance period.
(8)	Stock option grant vests in equal annual installments on April 20, 2011, 2012, 2013 and 2014.
(9)	Represents 75% of the target award (target award was 1,000,000 PRSUs in the case of Mr. Dauman and 800,000 PRSUs in the case of Mr. Dooley), which is the minimum amount that could be paid when the PRSUs vest after the end of the performance periods on September 30, 2012, 2013, 2014 and 2015.
(10)	Stock option grant vests in equal annual installments on June 2, 2011, 2012, 2013 and 2014.
(11)	Remaining RSUs vest in equal annual installments on June 3, 2011, 2012 and 2013.
(12)	RSUs vest in equal annual installments on June 8, 2011, 2012, 2013 and 2014.
(13)	Remaining RSUs vested on October 11, 2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table presents information on exercises of stock options and the vesting of restricted share units and performance share units held by our NEOs during fiscal year 2010.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sumner M. Redstone	–	–	56,899(2)	$1,747,368
Philippe P. Dauman	–	–	185,607(3)	$5,919,015
Thomas E. Dooley	–	–	148,485(4)	$4,735,191
Michael D. Fricklas	–	–	82,492(5)	$2,688,341
Denise White	–	–	4,625(6)	$ 155,631

(1)	Represents the gross number of shares acquired and value received on vesting of the RSUs and PSUs, without reduction for the number of shares withheld to pay applicable withholding taxes. Shares and value net of withholding are discussed in the footnotes below. As supplemental information, the table below sets forth the aggregate accounting charge we expensed over the applicable vesting period for the shares shown above:

Name	Accounting Charge Corresponding to Number of Shares Acquired
Sumner M. Redstone	$ 3,911,237
Philippe P. Dauman	$10,344,339
Thomas E. Dooley	$ 8,275,457
Michael D. Fricklas	$ 2,767,587
Denise White	$ 104,988

(2)	Represents the vesting of Mr. Redstone’s January 1, 2007 grant of PSUs (target award was 75,663 PSUs), based on the achievement of the market criteria for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $30.71. Mr. Redstone received 33,554 shares net of withholding, or $1,030,443 in value.
(3)	Represents (i) the vesting of Mr. Dauman’s January 1, 2007 grant of PSUs (target award was 151,325; amount vested was 113,796) based on the achievement of the market criteria for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $30.71 and (ii) the vesting of the final 25% of Mr. Dauman’s September 11, 2006 grant of 287,242 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $33.76. Mr. Dauman received a total of 95,112 shares net of withholding, or $3,028,277 in value.
(4)	Represents (i) the vesting of Mr. Dooley’s January 1, 2007 grant of PSUs (target award was 121,060; amount vested was 91,037) based on the achievement of the market criteria for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $30.71 and (i) the vesting of the final 25% of Mr. Dooley’s September 11, 2006 grant of 229,792 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $33.76. Mr. Dooley received a total of 83,111 shares net of withholding, or $2,646,572 in value.
(5)	Represents (i) the vesting of Mr. Fricklas’ January 1, 2007 grant of PSUs (target award was 29,412; amount vested was 17,500) based on the achievement of the market criteria for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $30.71, (ii) the vesting of Mr. Fricklas’ March 24, 2006 grant of 24,470 RSUs, valued at the closing price of our Class B common stock on the date of vesting of $32.21, (iii) the vesting of the final third of Mr. Fricklas’ March 15, 2007 grant of 62,097 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $33.61, and (iv) the vesting of the first 25% of Mr. Fricklas’ June 3, 2009 grant of 79,295 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $33.65. Mr. Fricklas received a total of 42,781 shares net of withholding, or $1,390,971 in value.
(6)	Represents the vesting of the first 25% of Ms. White’s June 3, 2009 grant of 18,502 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $33.65. Ms. White received 2,950 shares net of withholding, or $99,268 in value.

FISCAL YEAR 2010 PENSION BENEFITS

We provide pension benefits through the Viacom Pension Plan and the Viacom Excess Pension Plan. However, effective April 1, 2009, we terminated the accrual of benefits under the Viacom Excess Pension Plan. The table below presents certain information with respect to these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Sumner M. Redstone	Viacom Pension Plan	4 years, 9 months(2)	$69,065	$4,980
	Viacom Excess Pension Plan	3 years, 3 months(2)	34,281	–

			$103,346
Philippe P. Dauman	Viacom Pension Plan	3 years, 0 months(3)	$81,599	–
	Viacom Excess Pension Plan	1 year, 6 months(3)	92,832	–

			$174,431
Thomas E. Dooley	Viacom Pension Plan	3 years, 0 months(4)	$70,503	–
	Viacom Excess Pension Plan	1 year, 6 months(4)	80,183	–

			$150,686
Michael D. Fricklas	Viacom Pension Plan	16 years, 2 months	$321,079	–
	Viacom Excess Pension Plan	14 years, 8 months	701,549	–

			$1,022,628
Denise White	Viacom Pension Plan	2 years, 0 months(5)	$51,767	–
	Viacom Excess Pension Plan	0 years, 6 months(5)	31,709	–

			$83,476
(1)	Present Value of Accumulated Benefit as of September 30, 2010 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from September 30, 2010 until age 65, but no pre-retirement mortality assumption. Reflects a discount rate of 5.50% for the Viacom Pension Plan, a discount rate of 5.75% for the Viacom Excess Pension Plan and the RP2000 mortality tables for male/females projected to 2011 with Scale AA to determine the present value of the benefit at commencement. The Viacom Pension Plan assumes a 100% lump sum payment, while the Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409(A) of the Code is payable 50% lump sum and 50% annuity. The benefit accumulated after the implementation of Section 409A of the Code assumes a 100% single life annuity. The lump sums are determined using a 4.75% discount rate and the 2013+ IRS Applicable Mortality Table under Section 417(e) of the Code.
(2)	Mr. Redstone has participated in the Viacom Pension Plan and the Viacom Excess Pension Plan since our separation from CBS Corporation. Prior to the separation, he participated in Former Viacom’s corresponding plans (now the CBS Corporation pension plans). Mr. Redstone received credit for his years of service at Former Viacom for purposes of meeting the eligibility requirement, but not for calculating the benefit amount, for our pension plans. He began receiving required minimum distributions from the Viacom Pension Plan in April 2007 in the form of a 50% Joint and Survivor annuity.
(3)	Mr. Dauman commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dauman has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dauman’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.
(4)	Mr. Dooley commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dooley has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dooley’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.
(5)	Ms. White commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2008.

The Viacom Pension Plan

We have established the Viacom Pension Plan for all eligible Viacom employees who satisfy age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan (now the CBS Corporation pension plan) the liability for benefits accrued by Mr. Fricklas with respect to years of service at Former Viacom through the date of our separation from CBS Corporation, and assets allocable to those accrued benefits were also transferred to our Pension Plan based on applicable rules governing such transfers. The liabilities for Messrs. Redstone, Dauman and Dooley as a result of their years of service at Former Viacom remain under the CBS Corporation pension plans.

Participation in our Pension Plan begins on the first of the month coincident with or following the later of the date an employee turns 21 and completes one year of eligibility service. Employees are fully vested in their accrued benefit generally upon completion of five full years of service.

The Pension Plan offers optional forms of annuity payments that a participant may elect upon retirement. The single life annuity is the normal form of payment for a single participant and the 50% joint and survivor annuity is the normal form of payment for a married participant. A reduction is applied to the single life annuity benefit if an optional form is elected. The 50% joint and survivor annuity and all optional forms of payment under the Pension Plan are the actuarial equivalent of the single life annuity benefit. The Pension Plan also offers a lump-sum distribution option and allows payment of benefits at any time following termination of employment regardless of age, with reduced benefits to reflect the participant’s age if under 65. Under applicable tax rules, Mr. Redstone began receiving certain minimum required in-service distributions from the Pension Plan beginning in April 2007.

Compensation for purposes of the Pension Plan was limited by federal law to $245,000 for 2010. This amount is adjusted each year in accordance with the Code.

A participant’s total benefit is equal to the sum of the benefits earned on or before December 31, 2009 plus the benefits earned on or after January 1, 2010, as follows:

Benefits Accumulated On or Before December 31, 2009

As of December 31, 2009, all benefits determined under the existing benefit formula were frozen. On or before December 31, 2009, an eligible employee’s retirement benefit was calculated based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount, and using the plan formula in place, as of December 31, 2009. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment on the earlier of termination of employment or December 31, 2009. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age or December 31, 2009, if earlier. The pension plan formula as of December 31, 2009, which provides a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, was as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years).

For purposes of this benefit formula, participants in the Pension Plan receive credit for years of service credited under the Former Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley, whose benefits remained at Former Viacom.

Benefits Accumulated On or After January 1, 2010

For periods beginning on or after January 1, 2010, pension benefits accumulate under a new benefit formula that provides a single-sum benefit payable at the normal retirement age of 65, equal to 10% of the participant’s post-2009 accumulated compensation. Accumulated compensation is the total of the participant’s eligible salary, eligible bonus, commissions and overtime from January 1, 2010 through all periods of active participation in the plan, adjusted annually during employment by a wage inflation factor. The wage inflation factor is based on the annual increase in the Social Security Wage Base, with an annual cap of 4%.

The Viacom Excess Pension Plan

We established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary exceeds the IRS’s annual compensation limit. Effective April 1, 2009, we discontinued further accruals under the Excess Pension Plan.

We have assumed the liability for amounts credited under the Former Viacom excess pension plan through the date of the separation for Mr. Fricklas. The liability for Messrs. Redstone, Dauman and Dooley remains a liability of Former Viacom.

Benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limit. The overall accrued benefit for each participant was calculated as of March 31, 2009, the date we ceased accruals under the plan. The maximum amount of total compensation earned on or before March 31, 2009 that was taken into account under the Pension Plan and the Excess Pension Plan was generally limited to $750,000. In the case of Mr. Redstone, the maximum amount was limited to $375,000. Participants will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following their attainment of age 55 and will be paid in the form of an annuity.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions in connection with the negotiation of an executive employment agreement agreed to terms that effectively grant credit for additional years of service. See footnotes (3) and (4) to the “Fiscal Year 2010 Pension Benefits” table for a discussion of the contractual additional benefit we agreed to provide to Messrs. Dauman and Dooley in light of their years of service at Former Viacom.

FISCAL YEAR 2010 NONQUALIFIED DEFERRED COMPENSATION

In addition to our tax-qualified 401(k) Plan, we maintain certain nonqualified deferred compensation plans. The Viacom Excess 401(k) Plans and the Viacom Bonus Deferral Plans are available to employees whose income exceeds certain statutory limits for the 401(k) Plan. We also previously had a program for any deferrals of base salary required under employment agreements.

In fiscal year 2010, except for Mr. Fricklas’ contributions to the Excess 401(k) Plan, none of our NEOs participated in these plans. Messrs. Dauman and Redstone previously contributed to the Excess 401(k) Plan, Messrs. Redstone and Fricklas previously deferred a portion of their base salary under their employment agreements and Mr. Fricklas previously deferred bonus amounts under the Bonus Deferral Plan. The table below presents, on an aggregate basis, contributions to these plans in fiscal year 2010, earnings in fiscal year 2010, and the balances in the plans as of September 30, 2010.

Name	Plan	Executive Contributions in FY 2010 ($)(1)	Company Contributions in FY 2010 ($)(2)	Aggregate Earnings in FY 2010 ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 9/30/10 ($)
Sumner M. Redstone	Excess 401(k)	–	–	$3,780		–	$93,944
	Salary Deferral	–	–	11,401	(4)	–	410,473

		–	–	$15,181		–	$504,417
Philippe P. Dauman	Excess 401(k)	–	–	$36,203		–	$433,838
Thomas E. Dooley	–	–	–	–		–	–
Michael D. Fricklas	Excess 401(k)	$38,421	$8,925	$144,462		–	$2,237,285
	Salary Deferral	–	–	33,885		–	586,119
	Bonus Deferral	–	–	47,101		–	814,716

		–	–	$225,448		–	$3,638,120
Denise White	–	–	–	–		–	–
(1)	Amount represents contributions under our Excess 401(k) Plan for Designated Senior Executives. This amount is included in Mr. Fricklas’ salary in the Fiscal Year 2010 Summary Compensation Table.
(2)	Amount represents Company match under the Excess 401(k) Plan for Designated Senior Executives. This amount is included in Mr. Fricklas’ “All Other Compensation” in the Fiscal Year 2010 Summary Compensation Table.
(3)	Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. Amounts are net of deductions for annual fees. Since these amounts are not preferential, they are not included in the Fiscal Year 2010 Summary Compensation Table.
(4)	On September 27, 2006, Mr. Redstone converted the $9,439,918 balance of his deferred salary compensation account to SOEs of equal value that have an exercise price of $37.55 (which was the closing price of our Class B common stock on that date), an eight-year term, and vest in equal annual installments over four years. In accordance with his employment agreement, Mr. Redstone continued to defer his base salary through December 31, 2006. This amount reflects the net earnings in fiscal year 2010 on amounts previously deferred under this account. The SOEs had no intrinsic value on September 30, 2010 or December 31, 2009.

The Viacom Excess 401(k) Plans

We have established Excess 401(k) Plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary exceeds the annual compensation limit set forth in the Code. For 2010, the compensation limit for the tax-qualified 401(k) Plan was $245,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A participant may elect to defer between 1% and 15% of eligible compensation on a before-tax basis. Eligible compensation for Excess 401(k) Plan participants is, in general, a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation or cash bonuses under our STIP. Deferrals to the Excess 401(k) Plans begin once Code limits have been reached in the tax-qualified 401(k) Plan.

As with the qualified 401(k) plan, in fiscal year 2010, we matched 100% of the first 1% and 50% of the next 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the Excess 401(k) Plans in the aggregate for any participant were subject to an eligible compensation limit of $500,000. Participants become fully vested in the matching contribution after two years of service. Participant accounts under the Excess 401(k) Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of the separation for our NEOs who participated in the Former Viacom excess 401(k) plans, except for Mr. Redstone, for whom we assumed 50% of the liability.

The Bonus Deferral Plans

Our Bonus Deferral Plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the Excess 401(k) Plans (whose annual base salary exceeds the annual compensation limit applicable to the tax-qualified 401(k) Plan). A participant can elect before the end of each fiscal year to defer a portion (from 1% to 15%) of his or her annual bonus amount earned during the next succeeding fiscal year. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s bonus deferral. Participant accounts under the Bonus Deferral Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the Bonus Deferral Plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the separation for our NEOs who participated in the Former Viacom bonus deferral plan.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans

The vested portion of each participant’s accounts in the Excess 401(k) Plans and the Bonus Deferral Plans is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans.

For amounts earned, deferred and vested prior to January 1, 2005, participants elected to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If no election is made, a participant is deemed to have elected a lump sum payment in January of the year following termination of employment. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%. For all amounts earned, deferred and vested prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment.

For amounts earned, deferred or vested after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or six months following termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A of the Code may receive a withdrawal of all or part of the vested portion of his or her accounts in the Excess 401(k) Plans and/or the Bonus Deferral Plans to the extent permitted under Section 409A of the Code.

The Deferred Compensation Plan

This plan was established for employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan, except that, as discussed above, Mr. Redstone’s account is indexed to stock option equivalents effective September 27, 2006. We do not make matching contributions in the deferred compensation plan. Payment of amounts accrued under the deferred compensation plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies. We have assumed the liability for amounts credited under the Former Viacom deferred compensation plan through the date of the separation for our NEOs who participated in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Overview

Our employment agreements and certain of our plans require us to provide compensation and other benefits to our NEOs if their employment terminates under certain circumstances. Specifically:

•	we generally limit cash severance to 2x or 3x annual base salary and bonus amount;

•	we do not have any “single trigger” plans or other arrangements that provide for benefits, payments or accelerated vesting of equity awards solely upon a change-in-control;

•	our employment agreements specify that we may terminate the executive with or without “cause” and define certain events that may permit the executive to resign for “good reason”; and

•

certain payments in connection with a change in ownership or effective control of our company may trigger an excise tax under the Code. In the case of Mr. Dauman and Mr. Dooley, if an excise tax is incurred in connection with a change in control occurring on or before December 31, 2013 (or for which a contract was executed on or before December 31, 2013) and there is a termination without cause or resignation for good reason on or before December 31, 2013 in connection with such event, we are obligated under their employment agreements to pay an amount that, after taxes, will reimburse them for the excise tax. Beginning January 1, 2014, their contracts do not provide for an excise tax gross-up.

The following table summarizes our general approach to contractual severance upon the occurrence of various events. Individual NEO employment agreements may contain variations to the general approach. See “Specific Employment Agreement Provisions” below for additional detail.

	Cash Severance	Unvested Equity Awards	Vested Equity Awards	Other Benefits	Accrued Benefits(1)
Termination for “Cause” or Resignation without “Good Reason”	None	Forfeited	Stock options forfeited	None, except as required by law. Retiree medical if certain conditions met	Payable through date of termination
Termination without “Cause” or Resignation for “Good Reason”	Generally capped at 3x or 2x base and bonus. Benefits may be reduced if less than 2 years remain in contract(2)	Generally accelerated vesting of at least a portion of awards	Stock options generally exercisable for a set time	Continuation of health and welfare and life insurance benefits for a set period. Retiree medical possible	Payable through date of termination/ resignation
Retirement	None	Stock options forfeited; Retirement date last day of PSU measurement period	Stock options generally exercisable for 3 years	Retiree medical if certain conditions met	Payable through date of retirement
Death	None	Varies	Stock options generally exercisable for a set time	Life insurance at specified amounts paid by our insurer	Payable through date of death
Disability	None	Varies	Stock options generally exercisable for a set time	Long-term disability amounts paid(3)	Payable through date of disability
(1)	Salary and accrued bonus amounts payable with respect to days previously worked, accrued vacation time, retirement plan obligations and other accrued amounts that were fully earned and vested as of the executive’s termination date. Certain of these accrued obligations are discussed in the “Fiscal Year 2010 Pension Benefits” and “Fiscal Year 2010 Nonqualified Deferred Compensation” tables.
(2)	Except for Mr. Redstone, who does not have cash severance benefits.
(3)	See “Disability Benefits” below for additional detail.

Specific Employment Agreement Provisions as of September 30, 2010

Cash Severance

Termination Without “Cause” or Resignation for “Good Reason”

•	Redstone: No cash severance benefits.
•

Dauman and Dooley. Capped at 3x base salary and bonus amount, unless less than three years remain under the executive’s employment agreement, in which case the capped severance amount will be reduced by a maximum of 67% according to a specified formula.

•

Fricklas and White. Subject to an overall cap of 2x base salary and bonus amount, salary payable at specified rate for the longer of 1 year or the end of term of employment and annual bonus or pro-rated bonus amount (as applicable) payable at the lesser of target amount or corporate multiplier if under 100% through the end of term of employment.

•

Offset. The company has the right to offset severance payable to Mr. Fricklas and Ms. White with respect to periods following 12 months after termination to the extent they are receiving other compensation for their services.

Unvested Equity Awards

Termination Without “Cause” or Resignation for “Good Reason”

•	All NEOs: Outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.
•

Redstone: Unvested stock options and stock option equivalents credited to his deferred compensation account will vest, and stock options will remain exercisable for 3 years (or until their expiration date, if earlier).

•

Dauman and Dooley: All unvested stock options will vest and remain exercisable for three years (or until their expiration date, if earlier). All unvested target PRSU awards and RSUs will immediately vest.

•

Fricklas: Unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will immediately vest.

•

White: Unvested stock options that would have vested during the contract term will vest and remain exercisable for six months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will immediately vest.

Termination due to Death or Permanent Disability

•

All NEOs: Outstanding PSUs will be paid out and the date of termination for death/long-term incapacity will be deemed the last day of the measurement period for purposes of calculating the payout received.

•

Redstone: Unvested stock options and stock option equivalents credited to his deferred compensation account will vest, and stock options will remain exercisable for 3 years (or until their expiration date, if earlier).

•	Dauman and Dooley: Unvested stock options will vest and remain exercisable for three years (or until their expiration date, if earlier). All unvested target PRSU awards and RSUs will immediately vest.
•

Fricklas: If due to disability, unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier), and unvested RSUs granted after January 1, 2007 that would have vested during the contract term will immediately vest. Vesting of stock options and RSUs is not accelerated if his employment terminates due to death.

•	White. Unvested stock options and RSUs will be forfeited.

Vested Equity Awards

Termination Without “Cause” or Resignation for “Good Reason”

•	Redstone: Vested stock options will remain exercisable for 3 years (or until their expiration date, if earlier).
•	Dauman and Dooley: Vested stock options will remain exercisable for three years (or until their expiration date, if earlier).
•	Fricklas: Vested stock options will remain exercisable for 12 months (or until their expiration date, if earlier).
•	White: Vested stock options will remain exercisable for six months (or until their expiration date, if earlier).

Termination due to Death or Permanent Disability

•

Redstone, Fricklas and White: Vested stock options will remain exercisable for two years, in the event of death, and three years, in the event of permanent disability (or, in each case, until their expiration date, if earlier).

•	Dauman and Dooley: Vested stock options will remain exercisable for three years (or until their expiration date, if earlier).

Pension Benefits

Entitlement to pension benefits is described under the heading “Fiscal Year 2010 Pension Benefits.”

Potential Payments Upon Termination Without “Cause” or Resignation for “Good Reason”

The following table sets forth amounts (other than accrued amounts) that an NEO may receive if a termination without “cause” or resignation for “good reason” occurred effective September 30, 2010. The table assumes that September 30, 2010 was the last day of the measurement period for all PSUs, and values RSUs as of that date. The closing price of our Class B common stock on September 30, 2010 was $36.19.

Any actual amounts these executives may receive would vary depending on any actual date of termination or resignation. In addition, the excise tax gross-up component discussed in footnote (6) is triggered only under very specific circumstances related to termination of employment in connection with a change in control.

NEO	Payable by Viacom						Market Value of Accelerated Equity Awards(2)
	Salary (other than accrued amounts)(1)	Bonus (other than accrued amounts)(1)	Benefits(3)	Interest on Payments Delayed under 409A(4)	Total
Sumner M. Redstone(5)	–	–	–	–	–		$28,421,562
Philippe P. Dauman(6)	$10,500,000	$36,000,000	$957,825	$1,274,015	$48,731,840	(6)	$93,673,106
Thomas E. Dooley(6)	$7,500,000	$28,500,000	$739,391	$986,387	$37,725,778	(6)	$77,674,429
Michael D. Fricklas	$2,430,000	$4,600,000	$73,317	–	$7,103,317		$5,829,431
Denise White	$1,700,000	$1,700,000	$76,989	–	$3,476,989		$1,737,135
(1)	Cash severance capped under employment agreement at, in the case of Messrs. Dauman and Dooley, three times, and in the case of Mr. Fricklas and Ms. White, two times, base salary and bonus in effect on the date of termination. Amounts are reduced if less than 3 years or 2 years, respectively, remain on the employment agreement.
(2)	Reflects the market value of accelerated outstanding equity awards as described under “Specific Employment Agreement Provisions” assuming the Class B shares underlying the awards were sold on September 30, 2010.
(3)	Continuation of health and welfare benefits, life insurance premiums and, for Messrs. Dauman and Dooley, office space and secretary, assuming current rates.

(4)	Assumes an interest rate of 6.875%.
(5)	Mr. Redstone’s employment agreement does not include a concept of “good reason.” In his case, the amounts indicated reflect termination of his employment without “cause” (as defined in the LTMIP).
(6)	Under the terms of the employment agreements for Messrs. Dauman and Dooley, we may potentially pay any excise tax (including a gross-up payment) that they would owe if their termination without “cause” or resignation for “good reason” was as a result of a change-in-control that occurs on or before (or for which a contract was executed on or before) December 31, 2013 and that results in payments upon which an excise tax under Section 4999 of the Internal Revenue Code would be imposed. The following table sets forth our estimate of these amounts as of September 30, 2010. See “Potential Excise Tax Gross-Up” below for more information.

	Estimated Excise Tax	Tax Gross-Up	Total
Dauman	$22,409,868	$21,787,568	$44,197,436
Dooley	$16,386,776	$13,636,631	$30,023,407

Other Important Employment Agreement Provisions

Definition of “Cause”

Mr. Redstone’s employment agreement does not contain a definition of “cause.” The standard applicable to him with respect to his outstanding equity grants would be the definition of “cause” contained in the LTMIP. This definition is generally consistent with the definition in the employment agreements for Mr. Fricklas and Ms. White, except that the LTMIP definition does not include a notice requirement or a cure period.

Under the terms of the employment agreements for Messrs. Dauman and Dooley, we generally would have “cause” to terminate employment in any of the following circumstances: (i) engaging in intentional acts of material fraud against Viacom; (ii) engaging in willful malfeasance that has a material adverse effect on Viacom; (iii) substantial and continual refusal to perform his duties, responsibilities or obligations as our President and CEO or Senior Executive Vice President and Chief Operating Officer, respectively; (iv) conviction of a felony or entering a plea of nolo contendere to a felony charge; (v) willful violation of any Viacom policy generally applicable to employees or officers, including policies concerning insider trading or sexual harassment, or our code of conduct, where he knew or should have known that the violation could reasonably be expected to result in a material adverse effect on Viacom; (vi) making of certain unauthorized disclosures of trade secrets or other confidential information; (vii) willful failure to cooperate with an internal investigation or with a regulatory or law enforcement investigation of Viacom after being instructed by the Board to cooperate; (viii) willful destruction or intentional failure to preserve documents or other material known by him to be relevant to an investigation; or (ix) willful inducement of others to fail to cooperate in any investigation. We are required to notify Messrs. Dauman and Dooley within 30 days after any event that constitutes “cause” comes to the attention of one of our executive officers, and in general, they have 30 days after receiving notice to cure the event.

Under the employment agreements of each of Mr. Fricklas and Ms. White, we generally would have “cause” to terminate employment in any of the following circumstances: (i) engaging in embezzlement, fraud or other conduct that would constitute a felony; (ii) engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving Viacom, (iii) engaging in the willful unauthorized disclosure of confidential information; (iv) failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his or her reporting line; (v) committing a material breach of his or her employment agreement; (vi) failure (except in the event of disability) or refusal to substantially perform material obligations under his or her employment agreement; (vii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (viii) willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or (ix) willful inducement of others to engage in the conduct described in subparagraphs (i) through (viii) above or to otherwise breach their obligations to Viacom. We are required to notify the executive after any event that constitutes “cause” before terminating his or her employment, and in general he or she has 10 business days after receiving notice to cure the event.

Resignation for “Good Reason”

Mr. Redstone’s employment agreement does not include a provision on resignation for “good reason.”

Our employment agreements for Messrs. Dauman and Dooley provide that the executive would have “good reason” to terminate employment in any of the following circumstances: (i) if we assign duties inconsistent with his current positions, duties or responsibilities or if we change the parties to whom he reports; (ii) if we remove him from, or fail to re-elect him to, his position; (iii) if he is removed from, or not re-elected to, the board of directors; (iv) if we reduce his salary, target bonus or other compensation levels; (v) if we require him to be based anywhere other than the New York metropolitan area; or (vi) if we breach any of our obligations under the employment agreement. Messrs. Dauman and Dooley generally are required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes “good reason,” and in general we have 30 days to cure the event.

Mr. Fricklas generally would have “good reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position or duties; (ii) if we withdraw material portions of his duties; (iii) if we materially breach our material obligations under his employment agreement; or (iv) if his position is relocated outside the New York City metropolitan area. Ms. White generally would have “good reason” to terminate her employment in any of the following circumstances: (i) if we assign her duties inconsistent with her current position or duties; (ii) if we withdraw material portions of her duties; or (iii) if we materially breach our material obligations under her employment agreement. Mr. Fricklas and Ms. White generally are required to notify us within 30 days after the occurrence of any event that constitutes “good reason,” and in general we have 30 business days to cure the event.

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of our NEOs to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “cause” or resignation for “good reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. In some cases, Viacom may offset continuing compensation.

The employment agreements for each of the NEOs other than Mr. Redstone also contain covenants regarding cooperation in litigation proceedings and non-disparagement, covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works.

Disability Benefits

In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target bonus payable, Messrs. Dauman and Dooley would receive their full salary while participating in our short-term disability program (which we self-insure and would therefore pay), and then payments would be made by our long-term disability insurer up to a maximum amount per month until age 65. In addition to any accrued benefits and target bonus payable, Messrs. Redstone and Fricklas and Ms. White would participate in our short-term disability program on the same basis as any other employee, earning 100% of salary for the first 13 weeks of participation in the short-term disability program and 80% of salary for the second 13 weeks. Mr. Fricklas and Ms. White would receive payments from our long-term disability insurer up to a maximum amount per month, until age 65.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Code. As a result, without triggering adverse consequences, we cannot make payments of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment, subject to certain exceptions. We have agreed to delay the payment of any amounts required to be delayed for six months until we are permitted to make payment without triggering adverse consequences under Section 409A, and, in the case of Messrs. Dauman and Dooley, to pay interest on the amounts as to which payment was delayed at our highest borrowing rate in effect on the termination date.

Potential Excise Tax Gross-Up

If Viacom were to experience a change-in-control contemplated by Section 280G of the Code on or before December 31, 2013 (or for which a contract was executed on or before December 31, 2013), and the employment of Messrs. Dauman or Dooley terminated, or they resigned for good reason, on or before December 31, 2013 in connection with the change-in-control, certain of the payments or benefits we owe Messrs. Dauman and Dooley may be subject to an excise tax under Section 4999 of the Code. Under their employment agreements, we are obligated to pay directly or reimburse them for any such excise tax (including interest and penalties) that is imposed and to make an additional cash payment (a “gross-up” payment) that will place them in the same after-tax economic position that they would have been in if the payment or benefit had not been subject to the excise tax.

The amounts we estimate for the excise tax and gross-up payment are set forth in footnote (6) to the table under “Termination without ‘Cause’ or Resignation for ‘Good Reason’” above, based on the assumption that Viacom had experienced a change-in-control within the meaning of Section 280G on September 30, 2010, and that Mr. Dauman’s and Mr. Dooley’s employment terminated in connection with that change-in-control. These amounts are calculated based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 8.97% state income tax rate and, in the case of Mr. Dauman, a 3.876% New York City tax rate. We also assumed that no amounts owed would be discounted as attributable to reasonable compensation and did not attribute any value to their agreement to a non-competition or any other restrictive covenants.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2010, we granted equity awards to employees under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated December 2, 2008, and to Outside Directors under the Viacom Inc. 2006 Stock Option Plan for Outside Directors and the Viacom Inc. 2006 RSU Plan for Outside Directors. The director plans use the same share reserve. Each of these equity compensation plans was approved by Former Viacom as our sole stockholder prior to the separation and became effective at the time of the separation.

The following table sets forth certain information as of September 30, 2010 concerning the shares of Class B common stock authorized for issuance under these equity compensation plans. No shares of Class A common stock are authorized for issuance under the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
LTMIP	37,911,896	$41.14	47,163,347(1)
Director Plans	228,553	$40.13	316,371(2)
Total	38,140,449	$41.13	47,479,718
(1)	Includes as of September 30, 2010 (a) 7,929,749 shares reserved for issuance of outstanding RSUs, PSUs and PRSUs and (b) 39,233,598 shares reserved for future issuance of stock options, RSUs, PSUs, PRSUs and/or other equity awards. Assumes PSU and PRSU awards are paid at target, except for awards for which the measurement period has been completed.
(2)	Includes as of September 30, 2010 (a) 46,046 shares reserved for issuance of outstanding RSUs and (b) 270,325 shares reserved for future issuance of stock options and RSUs to Outside Directors.

Beginning January 1, 2011, we grant equity awards to employees under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated effective January 1, 2011, and to Outside Directors under the Viacom Inc. 2011 Stock Option Plan for Outside Directors and the Viacom Inc. 2011 RSU Plan for Outside Directors, each of which was approved by our stockholders at our 2010 Annual Meeting. The director plans continue to use a single share reserve.

ITEM 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this proxy statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders of Viacom Inc. (“Viacom”) approve, on an advisory basis, the compensation of Viacom’s named executive officers, as disclosed in Viacom’s Proxy Statement for the 2011 Annual Meeting of Stockholders under the heading entitled “Executive Compensation.””

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval of the compensation of our NEOs.

ITEM 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF

THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Item 2 above, to approve or not approve the compensation of our NEOs. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.

After careful consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Viacom and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our Board considered our ownership structure and that a triennial advisory vote would permit the pay for performance elements of our compensation programs to be judged over a period of time. Our Board believes that a well-structured compensation program should include employment agreements and plans that drive creation of stockholder value over the long-term and do not focus on short-term gains and that the effectiveness of such plans cannot be adequately evaluated on an annual basis, especially in a cyclical industry such as ours.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY THREE YEARS,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY ONE YEAR,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that an advisory vote to approve the compensation of our NEOs be held “EVERY THREE YEARS.”

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Viacom and the audit of Viacom’s consolidated financial statements. The Audit Committee also assists the Board’s oversight of:

•	the quality and integrity of Viacom’s consolidated financial statements and related disclosures;

•	Viacom’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Viacom’s internal audit function and independent auditor.

Under the Charter, the Audit Committee’s authorities and duties include, among other things:

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing Viacom’s annual audited financial statements, quarterly financial statements and earnings releases with management and its independent auditor;

•	reviewing our risk assessment and risk management processes;

•	reviewing the internal audit function’s organization, responsibilities, audit plan and results;

•	reviewing with management, the internal auditor and the independent auditor the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures; and

•	reviewing with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including Viacom’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles (“U.S. GAAP”). The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), Viacom’s audited consolidated financial statements for the fiscal year ended September 30, 2010 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Transition Report on Form 10-K for the fiscal year ended September 30, 2010. The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Transition Report on Form 10-K for the fiscal year ended September 30, 2010.

Members of the Audit Committee

Blythe J. McGarvie, Chair

Charles E. Phillips, Jr.

Frederic V. Salerno

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in fiscal year 2010 were pre-approved by either our full Audit Committee or the Chair of the Audit Committee. Under our pre-approval policies and procedures in effect during fiscal year 2010, the Audit Committee Chair was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee receives reports on the engagements approved by the Chair pursuant to this delegation.

PwC Fees

The following table presents the fees paid by Viacom and its subsidiaries for services rendered by PwC for the fiscal years ended September 30, 2010 and December 31, 2009.

	FY 2010	FY 2009
Audit Fees(1)	$ 10,954,000	$ 11,634,000
Audit-Related Fees(2)	749,500	863,000
Tax Fees(3)	553,000	442,000
All Other Fees(4)	25,000	3,000
Total	$ 12,281,500	$ 12,942,000
(1)	Represents audit fees billed for each of fiscal years 2010 and 2009. Audit fees in fiscal year 2010 reflect the audit of our financial statements and statutory audits. Audit fees in fiscal year 2009 reflect the audit of our financial statements, statutory audits and services provided in connection with our debt offerings in 2009.
(2)	Represents audit-related fees billed in each of fiscal years 2010 and 2009. Audit-related fees in fiscal year 2010 principally related to services in connection with agreed upon procedures, licensing and contractual compliance services, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems. Audit-related fees in fiscal year 2009 principally related to services in connection with financial due diligence, agreed upon procedures, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems.
(3)	Represents tax fees billed in each of fiscal years 2010 and 2009. Tax fees in fiscal years 2010 and 2009 principally related to domestic and international tax compliance, transfer pricing and other consulting services.
(4)	Represents all other fees billed in each of fiscal years 2010 and 2009. All other fees in fiscal years 2010 and 2009 principally related to PwC reference materials, seminars and publications purchased by us.

ITEM 4 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent auditor of our consolidated financial statements for our fiscal year ending September 30, 2011, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for our fiscal year ending September 30, 2011, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2011, unless the stockholder gives instructions to the contrary.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2011.

OTHER MATTERS

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2012 Annual Meeting of Stockholders, such proposals must be received on or before September 23, 2011 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Transition Report on Form 10-K for the fiscal year ended September 30, 2010, with financial statements and schedules thereto, will be made available at http://proxymaterials.viacom.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. These materials are also available on our website at www.viacom.com.

VIACOM INC. 1515 BROADWAY NEW YORK, NY 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on March 16, 2011.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on March 15, 2011 (March 14, 2011 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on March 15, 2011 (March 14, 2011 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce our use of paper and other resources, you can consent to receive all future Viacom stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M28687-P05083	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIACOM INC. The Board recommends a vote FOR items 1, 2 and 4, and selecting EVERY 3 YEARS on item 3.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	The election of 11 directors:	☐	☐	☐

Nominees:
01)	George S. Abrams	07)	Charles E. Phillips, Jr.
02)	Philippe P. Dauman	08)	Shari Redstone
03)	Thomas E. Dooley	09)	Sumner M. Redstone
04)	Alan C. Greenberg	10)	Frederic V. Salerno
05)	Robert K. Kraft	11)	William Schwartz
06)	Blythe J. McGarvie

For	Against	Abstain
2.

The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Viacom Inc., as described in the “Executive Compensation” section of the 2011 Proxy Statement.

☐	☐	☐
3 Years	2 Years	1 Year	Abstain
3.	The selection, on an advisory basis, of the frequency of the stockholder vote on the compensation of Viacom Inc.’s named executive officers.	☐	☐	☐	☐
For	Against	Abstain
4.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor for Viacom Inc. for fiscal year 2011.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	Yes	No
Please indicate if you plan to attend this meeting. If you check “yes”, an admission ticket will be sent to you.	☐	☐
MATERIALS ELECTION

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive future proxy materials by mail, at no cost to you.

☐	Please sign, date and return this proxy card in the enclosed postage prepaid envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, Fiscal Year 2010 Transition Report on

Form 10-K and Stockholder Letter are available at http://proxymaterials.viacom.com.

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M28688-P05083

VIACOM INC.

1515 Broadway

New York, New York 10036

2011 Annual Meeting Proxy Card

P R O X Y

    The undersigned hereby appoints PHILIPPE P. DAUMAN and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the 2011 Annual Meeting of Stockholders to be held on Wednesday, March 16, 2011, at Viacom Inc.’s corporate headquarters located at 1515 Broadway (enter on 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Standard Time, and at any adjournments or postponements thereof, on the items of business set forth on the reverse side as more fully described in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

    You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR items 1, 2 and 4, and selecting EVERY 3 YEARS on item 3. Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR items 1, 2 and 4, and selecting EVERY 3 YEARS on item 3. The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

    Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Standard Time, on March 14, 2011 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Viacom Inc. c/o Broadridge 51 Mercedes Way Edgewood, NY 11717